Exhibit 10.31

SEVENTH AMENDED AND RESTATED

MANAGEMENT AGREEMENT

BETWEEN THE

MATCH-E-BE-NASH-SHE-WISH BAND OF

POTTAWATOMI INDIANS OF MICHIGAN

AND THE

GUN LAKE TRIBAL GAMING AUTHORITY

AND

MPM ENTERPRISES, L.L.C.

DATED AS OF JANUARY 3, 2013

SEVENTH AMENDED AND RESTATED MANAGEMENT AGREEMENT

THIS SEVENTH AMENDED AND RESTATED MANAGEMENT AGREEMENT (this “Agreement”) is made and entered into as of this 3rd day of January, 2013, by and between the MATCH-E-BE-NASH-SHE-WISH BAND OF POTTAWATOMI INDIANS (“MBPI” or “Tribe”), a federally recognized Indian tribe, GUN LAKE TRIBAL GAMING AUTHORITY, a wholly owned, unincorporated instrumentality of the Tribe (“Authority” or “Enterprise”) and MPM ENTERPRISES, L.L.C., a Michigan limited liability company (“MPM” or “Manager”), for the operation of a gaming facility in the state of Michigan. (MBPI, Authority and MPM are hereinafter collectively referred to as the “Parties.”) Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in Section 2.

1.                                      Recitals.

1.1                               The Tribe is a federally recognized Indian tribe eligible for the special programs and services provided by the United States and is recognized as possessing powers of self-government.

1.2                               The Tribe has acquired land to be held by the United States government in trust for the benefit of the Tribe as the Tribe’s initial reservation (“Tribal Lands”) over which the Tribe possesses sovereign governmental powers.

1.3                               In compliance with the Indian Gaming Regulatory Act of 1988, P.L. 100-497, 25 U.S.C. § 2701 et seq., as it may from time to time be amended (hereinafter “IGRA”), the Tribal Council of the Tribe enacted the MBPI Gaming Ordinance and obtained approval of the MBPI Gaming Ordinance as required by the IGRA. The MBPI Gaming Ordinance establishes the MBPI Gaming Commission and authorizes Class II and/or Class III gaming on its Tribal Lands subject to the provisions of the MBPI Gaming Ordinance and the Compact.

1.4                               The Tribe is committed to the use of gaming activities to provide employment and improve the social, economic, education, and health needs of its members; to increase the revenues of the Tribe; and to enhance the Tribe’s economic self-sufficiency and self-determination.

1.5                               The Tribe presently lacks the resources to operate a Gaming Facility and Enterprise and has retained the services of MPM, with knowledge and experience in the gaming industry, to manage and operate Class II and/or Class III Gaming facilities on property owned or acquired for the Tribe or held in trust for the Tribe by the United States.

1.6                               MBPI has granted MPM the exclusive right and obligation to manage, operate and maintain the Enterprise as described in this Agreement and to train MBPI members and others in the operation and maintenance of the Enterprise during the term of this Agreement. MPM wishes to continue to perform these functions for MBPI.

1.7                               With the assistance of MPM, MBPI has acquired certain land located in Wayland Township, Michigan, and legally described on Exhibit A attached hereto (the “Property”), which

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has been designated as Tribal Lands and on which a facility suitable for conducting Class II and/or Class III Gaming has been constructed, pursuant to the IGRA.

1.8                               MBPI has established an Enterprise to conduct Class II and/or Class III Gaming on the Property. This Agreement sets forth the manner in which the Enterprise has been, and will continue to be, operated and managed.

1.9                               This Agreement is entered into pursuant to the IGRA. All Gaming conducted at the Facility will at all times comply with the IGRA, applicable law and if applicable, the Compact.

1.10                        The Tribe has created the Authority as the Enterprise and, pursuant to the Gun Lake Transfer of Assets and Obligations Ordinance, all of the Tribe’s rights and obligations hereunder have been assigned to, and assumed by, the Authority.

1.11                        MBPI and MPM desire to amend and restate the Sixth Amended and Restated Management Agreement, dated July 12, 2010 and approved by the NIGC (as defined herein) on July 15, 2010.

2.                                      Definitions. As they are used in this Agreement, the terms listed below shall have the meaning assigned to them in this Section:

“Account Control Agreement” shall mean any Deposit Account Control Agreement or Securities Account Control Agreement among the Enterprise, a Lender, and a depository bank.

“Affiliate” shall mean as to MPM or MBPI, any corporation, partnership, limited liability company, joint venture, trust, department or agency or individual controlled by, under common control with, or which controls, directly or indirectly, MPM or MBPI, as appropriate. MPBI acknowledges and agrees that Station Casinos LLC, a Nevada limited liability company (“STN”), and its Affiliates are considered to be Affiliates of MPM for purposes of this definition. The TGC is considered to be an Affiliate of the Tribe for purposes of this definition.

“Agreement” shall mean this Seventh Amended and Restated Management Agreement, as the same may be amended or modified from time to time.

“Authority” means the Gun Lake Tribal Gaming Authority (d/b/a the Gun Lake Casino), a wholly owned, unincorporated instrumentality of the Tribe, which with the enactment of the Gun Lake Transfer of Assets and Obligations Ordinance by Tribal Council Resolution 10-575 (March 9, 2010), was assigned all obligations under this Agreement except as reserved by the Ordinance.

“Bank Accounts” shall mean those bank accounts described in Section 4.17.

“Bank Loan Agreement” shall mean the loan agreement, in an aggregate principal amount of up to Two Hundred Fifty Million Dollars ($250,000,000) and upon such terms as MBPI and MPM deem reasonable, prudent and appropriate (which consent shall not be unreasonably withheld by either MBPI or MPM) to be entered into among the Authority, Tribe

(if applicable) and the Lenders party thereto from time to time, and one or more agents or arrangers, providing for first priority senior loan facilities, the proceeds of which loans are to be used for the development, design, construction, refinancing or expansion, furnishing and equipping of the Facility, for reimbursing Developer for loans and advances made by Developer to, or on behalf of, MBPI (if applicable), and for providing start up or operating capital for the Enterprise and for any other uses permitted by the terms of the Bank Loan Agreement.

“Bank Loan Documents” shall mean any of the agreements memorializing, evidencing, securing or supporting the Bank Loan Agreement and all other documents, certificates, instruments or agreements executed and delivered by or on behalf of the Authority or the Tribe for the benefit of any agent or any Lender under the Bank Loan Agreement, including the Account Control Agreement and the Subordination Agreement.

“BIA” shall mean the Bureau of Indian Affairs of the Department of the Interior of the United States of America.

“Business” shall have the same meaning as the term “Enterprise”.

“Business Board” shall mean the decision-making body created pursuant to Section 3.4.

“Capital Budget” shall mean the capital budget described in Section 4.10.

“Capital Replacements” shall mean any alteration or rebuilding or renovation of the Facility, and any replacement of Furnishings and Equipment, the cost of which is capitalized and depreciated, rather than being expensed, applying generally accepted accounting principles.

“Capital Replacement Reserve” shall mean the reserve described in Section 4.12.

“Class II Gaming” shall mean games as defined in 25 U.S.C. § 2703(7)(A), as such law may be amended and as defined by the National Indian Gaming Commission in 25 C.F.R. 502.3 and amendments thereto, and applicable case law, but only to the extent such games are authorized by the MBPI Gaming Ordinance.

“Class III Gaming” shall mean all gaming that is not Class I or Class II Gaming as defined in the IGRA including, but not limited to, the forms of gaming listed as Class III games by the National Indian Gaming Commission in C.F.R. § 502.4 and amendments thereto, but only to the extent such gaming is allowed by the Compact and authorized by the MBPI Gaming Ordinance and licensed by the TGC.

“Collateral Agreements” shall mean any agreements defined to be collateral agreements by the phrase found at 25 U.S.C. § 2711 (a)(3) and regulations issued thereto.

“Commencement Date” shall mean February 6, 2011.

“Compact” shall mean (a) the MBPI-State Compact dated May 7, 2007, and approved pursuant to the IGRA on April 22, 2009, as the same may from time to time be amended, or (b) such other compact or Secretarial regulations that govern Class III Gaming on Tribal Lands, as the same may from time to time be amended.

“Compensation” shall mean the direct salaries and wages paid to or accrued for the benefit of any employee, including incentive compensation, together with all fringe benefits payable to or accrued for the benefit of such executive or other employee, including employer’s contribution under F.I.C.A. unemployment compensation or other employment taxes, pension fund contributions, workers’ compensation, group life, accident and health insurance premiums and costs, and profit sharing, severance, retirement, disability, relocation, housing and other similar benefits.

“Constitution” shall mean the document or documents which govern the actions of MBPI.

“Developer” shall have them meaning given thereto in the definition of “Development Agreement.”

“Development Agreement” shall mean that certain Fourth Amended and Restated Development Agreement dated July 12, 2010 by and between MPM (in its capacity as a party to the Development Agreement, MPM is sometimes referred to herein as the “Developer”) and MBPI.

“Depository Account” shall mean the bank account described in Section 4.17.2.

“Disbursement Account” shall mean the bank account described in Section 4.17.3.

“Effective Date” shall have the meaning described in Section 3.2.

“Emergency Condition” shall have the meaning set forth in Section 4.11.

“Enterprise” shall mean the commercial enterprise of the Tribe authorized by the IGRA and the Compact, and operated and managed by MPM in accordance with the terms and conditions of this Agreement, together with any other lawful commercial activity related to Gaming allowed in, or associated with, the Facility. The Tribe shall have the sole proprietary interest in and responsibility for the conduct of all Gaming conducted by the Enterprise, subject to the rights and responsibilities of MPM under this Agreement. The Enterprise shall operate Class III Gaming only if the Compact is in effect. For the avoidance of doubt, the Authority has been created by the Tribe as the Enterprise and it is acknowledged that pursuant to the Gun Lake Transfer of Assets and Obligations Ordinance, all the Tribe’s rights and obligations hereunder have been assigned to, and assumed by, the Authority.

“Enterprise Bank Accounts” shall mean those accounts established at a bank or banks for the deposit and maintenance of funds as MPM deems appropriate and necessary in the course of business and as consistent with Section 4.17.1.

“Enterprise Employee” shall mean all MPM Employees and MBPI Employees who are assigned to work at the Facility.

“Enterprise Employee Policies” shall mean those employee policies described in Section 4.6.2.

“Facility” shall mean the buildings, improvements, and fixtures, now or hereafter located therein or thereon and housed on the Property or on associated and adjacent real property owned by the Tribe, or in which the Tribe has an interest, within which the Enterprise is or will be operated. Title to the Property and the Facility is held by the United States of America in trust for the Tribe.

“Fiscal Year” shall mean the period commencing on October 1 of each year and ending on September 30 of the subsequent year or such other accounting year as may be determined by the Business Board.

“Furnishings and Equipment” shall mean all furniture, furnishings and equipment required for the operation of the Enterprise in accordance with the plans and specifications of the Facility, including, without limitation:

(i)                                     cashier, money sorting and money counting equipment, surveillance and communication equipment, and security equipment;

(ii)                                  slot machines, video games of chance, table games, bingo blowers, bingo tables and related accounting, scanning and tracking computers and equipment, keno equipment and any other Gaming equipment, as permitted by Legal Requirements;

(iii)                               office furnishings and equipment;

(iv)                              specialized equipment necessary for the operation of any portion of the Enterprise for accessory purposes, including equipment for kitchens, laundries, cocktail lounges, restaurants, public rooms, commercial and parking spaces, and recreational facilities; and

(v)                                 all other furnishings and equipment hereafter located and installed in or about the Facility which are used in the operation of the Enterprise in accordance with this Agreement.

“Gaming” except when limited by explicit reference to a particular class, shall mean any and all activities defined as gaming under the IGRA and subject to Legal Requirements.

“General Manager” shall mean the person employed by MPM to direct the day-to-day operations of the Enterprise.

“Generally Accepted Accounting Principles” or “GAAP” shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession.

“Governmental Action” shall mean any resolution, ordinance, statute, regulation, order or decision regardless of how effectuated having the effect of law or legal authorization of the Tribe, or any instrumentality or agency thereof.

“Gross Gaming Revenue” or “Win” shall mean the net win from Gaming activities which is the difference between Gaming wins and losses before deducting costs and expenses, determined in accordance with GAAP consistently applied.

“Gross Revenues” shall mean all revenues of any nature derived directly or indirectly from the Enterprise including, without limitation, Gross Gaming Revenue (Win), interest earned on bank accounts established for the deposit of Gaming receipts, food and beverage sales and other rental or other receipts from lessees, sublessees, licensees and concessionaires (but not the gross receipts of such lessees, sublessees, licensees or concessionaires), parking fees, and revenue recorded for Promotional Allowances, determined in accordance with GAAP consistently applied.

“House Bank” shall mean the amount of cash, chips, tokens and plaques that MPM from time to time determines necessary to have at the Facility daily to meet its cash needs.

“IGRA” shall have the meaning described in Recital 1.3.

“Internal Control Systems” shall mean the systems described in Section 4.16.

“Legal Requirements” shall mean any and all present and future judicial, administrative, and tribal rulings or decisions, and any and all present and future federal state, local, and tribal laws, ordinances, rules regulations, permits, licenses and certificates in any way applicable to MBPI and MPM, the Property, the Facility, or the Enterprise, including without limitation, the IGRA, the MBPI Gaming Ordinance and if applicable, the Compact.

“Lender” means any of the person(s), entity(ies) or financial institution(s) providing funds to the Tribe or the Authority pursuant to the Bank Loan Documents, including any agents or arrangers under such Bank Loan Documents and, if applicable, MPM or any Affiliate of MPM.

“MBPI” shall have the meaning described in the preamble to this Agreement.

“MBPI Employees” shall mean those employees working for the Enterprise who are not MPM Employees.

“MBPI Gaming Ordinance” shall mean the ordinance and any amendments thereto to be enacted by MBPI, which authorizes and regulates Class II and/or Class III Gaming on Tribal Lands subject to the governmental power of MBPI.

“MBPI Gaming Commission” or “TGC” shall mean the MBPI body created pursuant to the MBPI Gaming Ordinance to regulate the Class II and/or Class III Gaming of MBPI in accordance the IGRA, the MBPI Gaming Ordinance and the Compact.

“MBPI Representatives” shall have the meaning described in Section 3.4.

“MBPI Resolutions” shall have the meaning described in Section 3.10.

“MPM” or “Manager” shall have the meaning described in the preamble to this Agreement.

“MPM Employees” shall mean those employees of the MPM or its Affiliates who are working at the Facility and are not MBPI Employees.

“MPM Representatives” shall have the meaning described in Section 3.4.

“Management Fee” shall mean the management fee described in Section 6.1.

“Material Breach” shall mean such material breach as described in Section 10.3.

“Member of MBPI Government” shall have the meaning described in Section 9.5.

“Minimum Balance” shall mean the amount described in Section 4.17.1.

“Minimum Guaranteed Monthly Payment” shall mean that payment due the Tribe on a monthly basis in accordance with 25 U.S.C. § 2711(b)(3). If the Commencement Date is a date other than the first day of a calendar month, the first payment will be prorated from the Commencement Date to the end of the month. The Minimum Guaranteed Monthly Payment is payable on the twenty-first (21st) day of each calendar month following the month in which the Commencement Date occurs, which payment shall have priority over the Management Fee and retirement of development and construction costs and shall be paid monthly in the amount of One Hundred Thousand Dollars ($100,000.00). Minimum Guaranteed Monthly Payments shall be charged against the Tribe’s distribution of Net Revenues and, where there are insufficient Net Revenues in a given month, MPM shall advance the funds necessary to compensate for the deficiency and shall be reimbursed by the Tribe in the next succeeding month or months as funds become available in accordance with the schedule of disbursements set forth in Section 6.4 of this Agreement, as Recoupment Payments. No Minimum Guaranteed Monthly Payment shall be owed for any period of any month during which Gaming is suspended or terminated at the Facility pursuant to Section 4.4, and the obligation shall cease upon termination of this Agreement for any reason.

“National Indian Gaming Commission” or “NIGC” shall mean the commission established pursuant to 25 U.S.C. § 2704.

“Net Revenues” shall mean the sum of “Net Revenues (gaming)” and “Net Revenues (other).”

“Net Revenues (gaming)” shall mean Gross Gaming Revenue (Win), of the Enterprise from Class II and/or Class III gaming less all gaming related Operating Expenses, excluding the Management Fee, and less the cost of any Promotional Allowances and less the following revenues actually received by the Enterprise and included in Gross Revenues:

(i)                                     any gratuities or service charges added to a customer’s bill;

(ii)                                  any reasonable and necessary credits or refunds made to customers, guests or patrons;

(iii)                               any sums and credits received by the Enterprise for lost or damaged merchandise;

(iv)                              any sales taxes, excise taxes, gross receipt taxes, admission taxes, entertainment taxes, tourist taxes or charges received from patrons and passed on to a governmental or quasi governmental entity;

(v)                                 any proceeds from the sale or other disposition of furnishings and or other capital assets;

(vi)                              any fire and extended coverage insurance proceeds other than for business interruption;

(vii)                           any condemnation awards other than for temporary condemnation; and

(viii)                        any proceeds of financing or refinancing.

It is intended that this provision be consistent with 25 U.S.C. § 2703 (9).

“Net Revenues (other)” shall mean all Gross Revenues of the Enterprise from all other sources in support of Class II and/or Class III Gaming not included in “Net Revenues (gaming),” such as food and beverage, entertainment, and retail, less all Operating Expenses, excluding the Management Fee, and less the retail value of Promotional Allowances, if any, and less the following revenues actually received by the Enterprise and included in Gross Revenues:

(i)                                     any gratuities or service charges added to a customer’s bill;

(ii)                                  any credits or refunds made to customers, guests or patrons;

(iii)                               any sum and credits received by the Enterprise for lost or damaged merchandise;

(iv)                              any sales taxes, excise taxes, gross receipt taxes, admission taxes, entertainment taxes, tourist taxes or charges received from patrons and passed on to a governmental or quasi-governmental entity;

(v)                                 any proceeds from the sale or other disposition of furnishings and equipment or other capital assets;

(vi)                              any fire and extended coverage insurance proceeds other than for business interruption;

(vii)                           any condemnation awards other than for temporary condemnation; and

(viii)                        any proceeds of financing or refinancing.

It is intended that this provision be consistent with 25 U.S.C. § 2703(9).

“Off Site Employees” shall mean such employees of MPM or MPM’s Affiliates who are not located at the Facility, but who are used by MPM to provide services to the Enterprise as described in Section 4.6.5.

“Operating Budget and Annual Plan” shall mean the operating budget and plan described in Section 4.9.

“Operating Equipment” shall mean all equipment required for the operation of a casino, including accessory gaming table equipment, chinaware, glassware, linens, silverware, utensils, uniforms, and all other similar items.

“Operating Expenses” shall mean all expenses of the operation of the Enterprise pursuant to GAAP, including but not limited to the following:

(i)                                     as described in Section 4.6.5, the payment of (a) salaries, wages and benefit programs for Enterprise Employees, and (b) reasonable compensation for Off Site Employees, as determined by the Business Board;

(ii)                                  Operating Equipment and Operating Supplies for the Enterprise;

(iii)                               utilities;

(iv)                              repairs and maintenance of the Facility (excluding Capital Replacements);

(v)                                 interest on the loans made pursuant to the Bank Loan Agreement;

(vi)                              interest on installment contract purchases or other interest charges on debt approved by the Business Board;

(vii)                           insurance and bonding;

(viii)                        advertising and marketing including busing and transportation of patrons to the Facility;

(ix)                              accounting, legal and other professional fees;

(x)                                 security costs;

(xi)                              subject to the Operating Budget and Annual Plan and to the extent approved by the Business Board, reasonable travel expenses for officers and employees of the Enterprise, MPM or its Affiliates to inspect and oversee the Enterprise;

(xii)                           lease payments for Furnishings and Equipment and Operating Equipment to the extent approved by the Business Board;

(xiii)                        trash removal;

(xiv)                       cost of goods sold;

(xv)                          other expenses designated as Operating Expenses in accordance with the accounting standards as referred to in Section 4.19.3;

(xvi)                       expenses specifically designated as Operating Expenses in this Agreement;

(xvii)                    depreciation and amortization of the Facility based on the longest amortization schedule allowed under the law, and depreciation and amortization of all other assets in accordance with GAAP;

(xviii)                 recruiting and training expenses;

(xix)                       fees due to the NIGC under the IGRA;

(xx)                          any required payments to the State or local governments made by or on behalf of the Enterprise or MBPI pursuant to the Compact or another related agreement;

(xxi)                       any budgeted charitable contributions by the Enterprise which are approved by the Business Board;

(xxii)                    pre-opening expenses, which shall be capitalized;

(xxiii)                 cost of licensing the employees of Enterprise; and

(xxiv)                Management Fees.

“Operating Supplies” shall mean food and beverages (alcoholic and nonalcoholic) and other consumable items used in the operation of a casino such as playing cards, tokens, chips, plaques, dice, fuel, soap, cleaning materials, matches, paper goods, stationery and all other similar items.

“Promotional Allowances” shall mean the retail value of promotional transportation, complimentary hotel accommodations, food, beverage, merchandise, chips, tokens, shows or services provided to patrons, allocated in accordance with GAAP, consistently applied.

“Property” shall have the meaning described in Recital 1.7.

“Recoupment Payment” shall mean the sum(s) paid to MPM to reimburse advances previously made to the Tribe to cover any shortfall in Minimum Guaranteed Monthly Payments.

“Relative” shall have the meaning described in Section 9.5.

“State” shall mean the State of Michigan.

“Subordination Agreement” shall mean a subordination agreement between one or more Lenders, MPM and the Authority or Tribe.

“Term” shall mean the term of this Agreement as described in Section 3.2.

“Tribal Council” shall mean the duly elected governing legislative body of MBPI described pursuant to MBPI’s Constitution, or at the option of MBPI, a designee committee or council created pursuant to resolution or ordinance of the Council.

“Tribal Lands” shall have the meaning described in Recital 1.2.

“UCC Financing Statements” shall mean UCC-1 Financing Statements naming the Tribe, as debtor, or the Enterprise, as debtor, and naming the Lender(s) and/or MPM as secured parties, in the form approved by the Parties.

3.                                      Covenants. In consideration of the mutual covenants contained in this Agreement, the Parties agree and covenant as follows:

3.1                               Engagement of MPM. MBPI hereby retains and engages MPM as the exclusive manager of the Enterprise during the Term pursuant to the terms and conditions of this Agreement and MPM hereby accepts such retention and engagement, subject to receipt of all necessary regulatory approvals.

3.2                               Term. This Agreement became effective automatically (without need of amendment, ratification or other action of the Parties) upon approval of this Agreement by the Chairman of the NIGC (the “Effective Date”) and, subject to Section 4.4.5, shall continue for a period of seven (7) years after the Commencement Date (the “Term”).

3.3                               Status of Property. MBPI represents and covenants that it throughout the Term will maintain the Property as land held in Trust by the United States of America for the benefit of MBPI eligible as a location upon which Gaming can occur. MBPI covenants that during the Term MPM shall and may peaceably have complete access to and presence in the Facility in accordance with the term of this Agreement, free from molestation, eviction and disturbance by MBPI or by any other person or entity; provided, however, that such right of access to and presence in the Facility shall cease upon termination of this Agreement pursuant to its terms and further provided that such right of access to and presence in the Facility shall cease upon any revocation of the Manager’s gaming license, except that MPM shall be permitted to temporarily access the Facility for the limited purpose of recovering its books, records and personal property. MBPI shall, at MBPI’s expense, undertake and prosecute all actions, judicial or otherwise, required to assure such access and presence by MPM.

3.4                               Creation and Operation of Business Board. MBPI and MPM shall exercise any and all joint decision making power through the Business Board. The Business Board shall consist of five (5) persons: MBPI’s three representatives and MPM’s two representatives. The MPBI representatives on the Business Board (or alternates) (the “MBPI Representatives”) shall be designated in writing to MPM by the Tribal Chairman. MPM’s representatives on the Business Board (the “MPM Representatives”) shall be designated in writing to MBPI. The Business Board shall have the obligations, rights and powers described in this Agreement. The decisions of the Business Board shall be by majority vote of all of the members of Business Board. Two MBPI Representatives and two MPM Representatives shall constitute a quorum for the transaction of any business at any meeting of the Business Board. The Business Board shall remain active during the entire Term. All actions and directions of the Business Board shall be, and shall be deemed to be, actions and directions of MBPI. The Business Board shall remain active during the entire Term. The parties agree that, to facilitate oversight of the activities conducted pursuant to this Agreement and to maintain communication generally between the individuals who will be involved in supervising those activities, the Business Board will meet at least once per month and on agreement of all members, may convene by teleconference. Any disputes concerning decisions of the Business Board shall be determined in the manner provided in Section 16. Any indebtedness incurred by the Business Board after the opening of the Facility will be expensed. Where MPM’s conduct under this Agreement is subject to Business Board oversight or approval, the Business Board shall act reasonably and any consent, where required to be given, shall not be unreasonably withheld or delayed. Any compensation and/or expenses incurred by the MBPI Representatives shall be borne by MBPI and shall not constitute an Operating Expense or other expense of the Enterprise. The MPM Representatives shall not receive any compensation and any such expenses incurred by the MPM Representatives shall be borne by MPM and shall not constitute an Operating Expense or other expense of the Enterprise.

3.5                               MBPI and MPM Compliance with Law; Licenses. The parties agree and covenant that all Gaming in the Facility will be conducted in accordance with the IGRA, the Tribal Gaming Code, and if applicable, the Compact. MBPI, the Authority and MPM covenant that they will at all times comply with all Legal Requirements, including the MBPI Gaming Ordinance, the IGRA, and the Compact, Michigan statutes, to the extent applicable, and any licenses issued under any of the foregoing. MBPI shall not unreasonably withhold, delay, withdraw, qualify or condition any such licenses that MBPI is authorized to grant.

3.6                               Amendments to MBPI Gaming Ordinance. MBPI covenants that any amendments made to MBPI Gaming Ordinance will be a legitimate effort to ensure that Gaming is conducted in a manner that adequately protects the environment, the public health and safety and the integrity of the Enterprise. MBPI shall give MPM at least ten (10) days’ notice of any proposed amendments or modifications to the MBPI Gaming Ordinance. The adoption of any amendments or modifications to the MBPI Gaming Ordinance or the adoption of any other MBPI legislation or resolutions which materially and adversely affect the rights of MPM under this Agreement or any related agreement shall be a Material Breach of this Agreement.

3.7                               Class III Gaming/Compliance with Compact. With respect to Class III Gaming, the Parties shall at all times comply with the provisions of the Compact. No Class III Gaming may be conducted pursuant to this Agreement unless the Compact is in effect.

3.8                               Fire and Safety. Subject to the oversight of the Business Board, MPM shall ensure that the Facility shall be constructed and maintained in compliance with all fire and safety statutes, ordinances, and regulations which would be applicable if the Facility were located outside of the jurisdiction of MBPI, although those requirements would not otherwise apply within that jurisdiction. Nothing in this Section shall grant any jurisdiction to the State of Michigan or any political subdivision thereof over the Property or the Facility. MBPI shall be responsible for arranging fire protection and police services for the Facility, which shall constitute an Operating Expense.

3.9                               Compliance with the National Environment Policy Act. With the assistance of MPM as requested by the Tribe, MBPI shall be responsible for and shall supply the NIGC with all information necessary for the NIGC to comply with the National Environmental Protection Act and the regulations of the NIGC issued pursuant to the National Environmental Policy Act (“NEPA”). Compliance with the NEPA shall be the responsibility of the Tribe. The cost of any such compliance shall be an Operating Expense.

3.10                        [Intentionally Omitted].

3.11                        All Gaming in Compliance with the IGRA. All Gaming covered by this Agreement shall be conducted in accordance with the IGRA, the governing law of the Tribe, and the Compact.

3.12                        Best Efforts; Covenant of Good Faith and Fair Dealing. MBPI and MPM agree to use their best efforts and to act in good faith in dealing with one another pursuant to this Agreement. MBPI and MPM hereby specifically warrant and represent to each other that neither shall act in any manner which would cause this Agreement to be altered, amended, modified, cancelled or terminated (except as specifically provided in this Agreement) without the consent of the other. MBPI and MPM further warrant and represent that they shall take all actions necessary to ensure that this Agreement shall remain in good standing at all times and will fully cooperate with each other in achieving the goals of this Agreement.

3.13                        Bank Loan Documents. MBPI, the Authority, MPM and their respective Affiliates shall comply, and shall cause their respective Affiliates to comply, with all of the affirmative and negative covenants which they made in the Bank Loan Documents.

3.14                        Affiliates; Transfer Ordinance. The MBPI shall cause its Affiliates to comply with and act in a manner consistent with this Agreement. Without limiting the foregoing, the parties acknowledge and agree that pursuant to the Gun Lake Transfer of Assets and Obligations Ordinance, all of MBPI’s rights and obligations hereunder have been assigned to, and assumed by the Authority and, as a result, references herein to MBPI shall, where applicable, be deemed to be references to the Authority.

3.15                        Licensing of MPM by MBPI Gaming Commission. MBPI shall include in the MBPI Gaming Ordinance a provision that MPM and its Affiliates shall be provided appropriate due process procedures with respect to the resolution of disputes concerning the issuance, non-issuance, renewal, non-renewal, condition, suspension, denial or revocation of any license to MPM or to Affiliates by the MPBI Gaming Commission and such provision shall remain in full force and effect during the Term.

3.16                        Operating Capital. The operating capital for the Enterprise shall be provided by MBPI or the Authority from the proceeds of the Bank Loan Documents, and MBPI shall be responsible for covering any operating capital shortfall.

4.                                      MPM’s Authority and Responsibility.

4.1                               MPM shall conduct and direct all business and affairs in connection with the day to day operation, management and maintenance of the Enterprise and the Facility, including the establishment of operating days and hours and fulfilling the duties expressly provided for in Section 4.2. Nothing in this section shall prohibit MBPI from directing MPM to close the

Facility for certain religious, political or cultural reasons, up to four (4) days per year. MPM is hereby granted the necessary power and authority to act, through the General Manager, in order to fulfill all of its responsibilities under this Agreement. Nothing herein grants or is intended to grant MPM a titled interest to the Facility or to the Enterprise. MPM hereby accepts such retention and engagement. MBPI shall have the sole proprietary interest in and ultimate responsibility for the conduct of all gaming conducted by the Enterprise, subject to the rights and responsibilities of MPM under this Agreement.

4.2                               Duties of MPM. In operating, maintaining and repairing the Enterprise and the Facility under this Agreement, MPM’s duties shall include, without limitation, the following:

4.2.1                             Physical Duties. MPM shall use reasonable measures for the orderly physical administration, management, and operation of the Enterprise and the Facility including, without limitation, cleaning, painting, decorating, plumbing, carpeting, grounds care and such other maintenance and repair work as is reasonably necessary.

4.2.2                             Compliance. MPM shall comply with all duly enacted statutes, regulations and ordinances of MBPI.

4.2.3                             Required Filings. MPM shall comply with all applicable provisions of the Internal Revenue Code including but not limited to, the prompt filing of any cash transaction reports and W-2G reports that may be required by the Internal Revenue Service of the United States or if applicable, under the Compact.

4.2.4                             Contracts in MBPI’s Name and at Arm’s Length. Except as otherwise provided in this Section, contracts for the operations of the Enterprise shall be entered into in the name of the Authority and signed by the General Manager. Any contract, other than Capital Expense contracts, requiring expenditures in excess of Fifty Thousand Dollars ($50,000.00) shall be approved by the Business Board and signed, on behalf of the Authority, by one of the MBPI Representatives. Any such contract shall be deemed approved unless the Business Board delivers written objection to MPM within seven (7) days of notice of such agreements. No contracts of any amount, for the supply of goods or services to the Enterprise shall be entered into with an Affiliate of MPM unless (i) that affiliation is disclosed to and approved by the Business Board, (ii) the contract terms are no less favorable for the Enterprise than could be obtained from a non-affiliated contractor, (iii) the costs charged to the Enterprise for the goods or services provided under the contract are equal or less than MPM’s or its Affiliate’s actual cost to provide such goods or services, and (iv) MPM or its Affiliate shall not receive additional compensation for providing such goods or services. Notwithstanding anything to the contrary contained herein, contracts for the supply of any goods or services paid for entirely by MPM may be provided by an Affiliate of MPM, provided that payments on such contracts shall not constitute Operating Expenses and shall be the sole responsibility of MPM and the Business Board shall be notified of any such contracts. Nothing contained in this Section 4.2.4 shall be deemed to be or constitute a waiver of MBPI’s of the Authority’s sovereign immunity.

4.2.5                             Enterprise Operating Standards. MPM shall operate the Enterprise in a proper, efficient and competitive manner in accordance with the operating standards of the casino resort industry. It shall also operate all aspects of the Facility in compliance with the minimum internal controls established by the MBPI Gaming Commission, which are consistent with those required by the NIGC and the Legal Requirements.

4.3                               Security. MPM shall provide for appropriate security of the operation of the Enterprise. All aspects of Facility security shall be the responsibility of MPM. Any security officer shall be bonded and insured in an amount commensurate with his or her enforcement duties and obligations. The cost of any charge for security and increased public safety services will be an Operating Expense.

4.4                               Damage, Condemnation or Impossibility of the Enterprise. If, during the Term of this Agreement, the Facility is damaged or destroyed by fire, war, or other casualty, or by an act of god, or is taken by condemnation or sold under the threat of condemnation, or if Gaming on the Property is prohibited as a result of a decision of a court of competent jurisdiction or by operation of any applicable legislation, or for any other reason whatsoever, MPM shall have the following options:

4.4.1                     Recommencement of Operations. If Gaming on the Property is prohibited by Legal Requirements, MPM shall have the option to (i) terminate this Agreement pursuant to Section 4.4.4, or (ii) continue its interest in this Agreement and suspend Gaming operations until such date, if any, on which Gaming on the Property becomes lawful, as reasonably determined by the Business Board (during which period the Term shall be tolled pursuant to Section 4.4.5).

4.4.2                     Repair or Replacement. Subject to the Bank Loan Documents, if the Facility is damaged, destroyed or condemned so that Gaming can no longer be conducted at the Facility, the Facility shall be reconstructed if the insurance or condemnation proceeds are sufficient to restore or replace the Facility to a condition at least comparable to that before the casualty occurred. If MPM elects to reconstruct the Facility and if the insurance proceeds or condemnation awards are insufficient to reconstruct the Facility to such condition, MPM may, in its sole discretion and subject to the Bank Loan Documents, supply such additional funds as are necessary to reconstruct the Facility to such condition and such funds shall, with the prior consent of MBPI and the BIA or NIGC, as appropriate, constitute a loan to MBPI, secured by the revenues from the Enterprise and repayable upon such terms as may be agreed upon by MBPI and MPM. Subject to the Bank Loan Documents, MBPI may also elect to advance funds or borrow funds from a third party to reconstruct the Facility and such funds shall constitute a loan to the Enterprise repayable as an operating expense upon such terms as may be agreed upon by MBPI and MPM. The loan provided for herein shall not be subject to the ceiling set forth in the Development Agreement. If the insurance proceeds are not sufficient and are not used to repair the Facility, MBPI and MPM shall, subject to the Bank Loan Documents, jointly adjust and settle any and all claims for such insurance proceeds or condemnation awards, and such proceeds or award shall be applied first, to the amounts due under the Bank Loan Agreement (including principal and interest); second, to any other loans; third, to any undistributed Net Revenues pursuant to Section 6 of this Agreement; and fourth, any surplus shall be distributed to MBPI, in each case not in contravention of the Bank Loan Documents.

4.4.3                     Other Business Purposes. MPM shall have the option to use the Facility for other purposes reasonably incidental to Class II and/or Class III Gaming, provided the Business Board has approved such purposes (which approval shall not be unreasonably withheld). For any purpose other than Gaming, MPM shall obtain all approvals necessary under applicable law.

4.4.4                     Termination of Gaming. MPM shall have the option at any time within a sixty (60) day period following the cessation of Gaming on the Property to notify MBPI in writing that it is terminating operations under this Agreement, in which case MPM shall retain any rights MPM may have to undistributed Net Revenues pursuant to Section 6 prior to the date of termination of this Agreement and rights to repayments of amounts owed to it. If MPM does not elect to terminate this Agreement, it may take whatever action may be necessary to reduce expenses during such termination of Gaming.

4.4.5                     Tolling of the Agreement. If, after a period of cessation of Gaming on the Property, the recommencement of Gaming is possible, and if MPM has not terminated this Agreement under the provisions of Section 4.4.4, the period of such cessation shall not be deemed to have been part of the Term of this Agreement and the date of expiration of the Term shall be extended by the number of days of such cessation. Any reasonable payments agreed upon by the Business Board or, if MPM is unable to participate on the Business Board, by the Tribal Council, made to any third party to eliminate rights acquired in the Property, the Facility or the Enterprise during the period of cessation or to eliminate or cure the problems which caused the cessation of Gaming shall constitute Operating Expenses of the Enterprise.

4.5                               Alcoholic Beverages and Tobacco Sales. During the Term, alcoholic beverages may be served at the Facility if permissible in accordance with applicable law. Tobacco may be sold at the Facility subject to and in accordance with MBPI’s licensing requirements, if any.

4.6                               Employees.

4.6.1                     MPM’s Responsibility. Except as limited by Section 4.6.3 or other specific provisions of this Agreement, MPM shall have, subject to the terms of this Agreement and subject to the Tribal issuance of a gaming license, the exclusive responsibility and authority to direct the selection, control and discharge of all employees performing regular services for the Enterprise in connection with maintenance, operation, and management of the Enterprise and the Facility and any activity upon the Property; and the sole responsibility for determining whether a prospective employee is qualified and the appropriate level of compensation to be paid.

4.6.2                     Enterprise Employee Policies. MPM has prepared a draft of personnel policies and procedures (the “Enterprise Employee Policies”), including a job classification system with salary levels and scales, which policies and procedures have been approved by the Business Board. The Enterprise Employee Policies shall at all times include a grievance procedure in order to establish fair and uniform standards for the employees of MBPI engaged in the Enterprise, which will include procedures for the resolution of disputes between MPM and the Enterprises. Any revisions to the Enterprise Employee Policies shall not be effective unless they are approved in the same manner as the original Enterprise Employee Policies. All such actions shall comply with applicable MBPI law.

4.6.3                     MPM Employees. The selection of the General Manager of the Enterprise shall be subject to the approval of the Business Board or its authorized designee. In addition to these persons, there will be core groups of other employees on the payroll of MPM or its Affiliates working for the Enterprise (collectively the “MPM Employees”). The Compensation of MPM Employees (i) shall be subject to approval by the Business Board, and (ii) excluding the value of any equity-based compensation or other long-term incentives made available to such employees, shall be an Operating Expense of the Enterprise and shall be reimbursed to MPM or its Affiliates; provided, however, MPM or its Affiliates are reimbursed only for MPM’s or its Affiliate’s actual cost to provide such Compensation and MPM or its Affiliate shall not receive any additional compensation from the Enterprise for MPM Employees. Nothing contained herein is intended to limit MPM’s right to reasonably consolidate or eliminate any of these positions, or, subject to Section 4.6.9 and subject to the approval of the Business Board, to increase the number of MPM Employees. During the term of service of any MPM

Employee on behalf of the Enterprise and for a period of six (6) months thereafter, MBPI shall not solicit or offer any employment to any such MPM Employee without the prior written consent of MPM.

4.6.4                     MBPI Employees. All Enterprise Employees who are not MPM Employees shall be MBPI Employees. The term of employment to these MBPI Employees shall be structured as though all labor, employment, and unemployment insurance laws applicable in Michigan which would apply to MPM Employees if they were not working on an Indian reservation would also apply to MBPI Employees. MBPI agrees to take no action to impede, supersede or impair such treatment. During the term of service of any MBPI Employee on behalf of the Enterprise and for a period of six (6) months thereafter, MPM shall not solicit or offer employment to any such MBPI Employee without the prior written consent of MBPI.

4.6.5                     Off-Site Employees. Subject to approval of the Business Board and appropriate licensing as required by the TGC, MPM shall also have the right to use employees of MPM and MPM’s Affiliates not located at the Facility to provide services to the Enterprise (“Off-Site Employees”). All expenses and costs (including, but not limited to, salaries and benefits, but excluding any equity-based compensation or other long-term incentives, pension, retirement, severance or similar benefits) which are related to such Off-Site Employees, shall be subject to the Operating Budget approved by the Business Board, and shall be treated as Operating Expenses; provided, however, the Manager (i) shall be reimbursed a prorated allocation of the Off-Site Employees’ expenses and costs (including, but not limited to, salaries and benefits, but excluding pension, retirement, severance or similar benefits) attributed to the Off-Site Employee’s provision of services to the Enterprise, (ii) shall not be reimbursed for Off-Site Employee’s expenses and costs that are attributed to general administrative functions of the Manager or other activities that are not related to the Enterprise, and (iii) shall receive no additional profit for providing Off-Site Employees. The parties anticipate that Off-Site Employees will provide the following services, among others, to the Enterprise: advertising, marketing, payroll, purchasing, information, technology, human resources and food and beverage services.

4.6.6                     No MPM Wages or Salaries. Except as otherwise provided with respect to MPM Employees described in Section 4.6.3 and Off-Site Employees described in Section 4.6.5, neither MPM nor MPM’s Affiliates nor any of their officers, directors, shareholders, or employees shall be compensated by wages from or contract payments by the Enterprise for their efforts or for any work which they perform under this Agreement, other than loan repayments reimbursement pursuant to the Security and Reimbursement Agreement and the Management Fee to

be paid to MPM under Section 6.1. Nothing in this subsection shall restrict the ability of an employee of the Enterprise to purchase or hold stock in MPM, or MPM’s Affiliates where (i) such stock is publicly held, and (ii) such employee acquires, on a cumulative basis, less than five percent (5%) of the outstanding stock in the corporation; provided, however, that no member of the Tribal Council shall have a direct or indirect financial interest in this Agreement or MPM.

4.6.7                     TGC (Costs). The funding of the operation of the MBPI Gaming Commission (the “TGC”) shall be an Operating Expense. Subject to the following sentence, the budget for the TGC shall be in an amount which is budgeted and approved by the Business Board, payments of one quarter (¼) of the TGC’s annual approved budget shall be payable to MBPI’s bank account specified by the Business Board in a notice to MPM pursuant to the Notices Section of the Agreement on January 21st, April 21st, July 21st and October 21st of each calendar year. Notwithstanding the foregoing, the funding for this purpose shall not exceed Six Hundred Thousand Dollars ($600,000.00) per year as an Operating Expense. Funding in excess of the amounts set forth in the immediately preceding sentence shall be an expense of MBPI (as opposed to the Enterprise). Such payments shall not be combined with any other payments to MBPI.

4.6.8                     Employee Background Checks. A background investigation shall be consistent with the IGRA, and the Compact, and the Minimum Internal Controls conducted by the TGC in compliance with all Legal Requirements, to the extent applicable, on each applicant for employment as soon as reasonably practicable. No individual whose prior activities criminal record, if any, or reputation, habits and association are known to pose a threat to the public interest the effective regulation of Gaming or to the gaming licenses of MPM or any or its Affiliates, or to create or enhance the dangers of unsuitable, unfair or illegal practices and methods and activities in the conduct of Gaming, shall knowingly be employed by MPM or MBPI. The background investigation procedures employed by the TGC shall satisfy all Legal Requirements independently applicable to MPM. Any cost associated with obtaining such background investigations shall constitute an Operating Expense; provided, however, the costs of background investigations relating to MPM, its Affiliates and the members, officers, directors or employees of MPM or its Affiliates shall be borne solely by MPM and shall not be treated as part of the Loan or as Operating Expenses of the Enterprise.

4.6.9                     Indian Preference, Recruiting and Training. In order to maximize benefits of the Enterprise to MBPI, MPM shall, during the Term, to the extent permitted by applicable law, including, but not limited to, the Indian Civil Rights Act, 25 U. S. C. § 1301 et. seq. give preference in recruiting, training and employment to qualified members of MBPI, their spouses and children in all job categories of the Enterprise, including senior management positions, MPM shall:

(i)                                     conduct job fairs and skills assessment meetings for MBPI members;

(ii)                                  abide by any duly enacted MBPI preference laws;

(iii)                               consult with the Business Board and develop a management training program for MBPI members or people selected by MBPI, subject to the approval of the Business Board. This program shall be structured to provide appropriate training for those participating to assume full control at the conclusion of the Term;

(iv)                              train and hire, to the maximum extent permitted by law, members of the local communities where the Facility is located. MPM covenants to attempt to fill as many jobs as is reasonably possible with qualified members of all federally recognized tribes. Final determination of the qualifications of MBPI members and all other persons for employment shall be made by MPM subject to any licensing requirements of the MBPI Gaming Commission; and

(v)                                 within two hundred seventy (270) days of the Commencement Date, MPM shall develop and present to the Business Board for its approval, a training plan designed to progressively reduce the number of MPM Employees, so that, by the end of the Term, all Enterprise Employees will be MBPI Employees.

Costs for recruiting, job fairs and training shall be Operating Expenses. MPM shall be reimbursed for actual costs it incurs in providing recruiting, job fairs and training for the Enterprise, but shall not receive additional compensation for providing such recruiting, job fairs or training.

4.6.10              Goals and Remedies. All hiring for the Enterprise shall be done by MPM, based on the hiring policies established by the Parties in consultation with each other.

4.6.11              Removal of Employees. MPM will act in accordance with the Enterprise Employee Policies with respect to the discharge, demotion or discipline of any Enterprise Employee.

4.7                               Marketing.

4.7.1                     Nature of Marketing Services. The services described in this Section 4.7 (“Marketing Services”) shall be provided by MPM.

4.7.2                     Marketing Services. MPM shall provide the following Marketing Services, which shall be an Operating Expense of the Enterprise:

(i)                                     provide a marketing director and adequate staff to implement a marketing plan. The marketing director and his or her staff shall be employees of the Enterprise; provided that the Business Board may authorize marketing services to be provided by Off-Site Employees, pursuant to Section 4.6.5 of this Agreement;

(ii)                                  no later than 90 days prior to the scheduled opening date of the Facility, MPM shall have prepared and implemented a marketing plan for the Facility; and

(iii)                               the marketing plan shall include provisions for the Facility opening, public relations, community relations, electronic and print media advertising, industry advertising and relations, employee marketing programs, promotional programs, entertainment and hospitality marketing and advertising, group sales, special events, tour sales, and any and all other related or required components of a complete marketing program sufficient to maximize the Facility’s position in the local market.

4.8                               [Intentionally Omitted].

4.9                               Operating Budget and Annual Plan. MPM shall, not less than sixty (60) days prior to the commencement of each full or partial Fiscal Year, submit to the Tribal Council, for its approval, a proposed Operating Budget and Annual Plan for the ensuing full or partial Fiscal Year, as the case may be. The Operating Budget and Annual Plan shall include a projected income statement, balance sheet, and projection of cash flow for the Enterprise, with detailed justifications explaining the assumptions used therein and included with the Operating Budget and Annual Plan be a schedule of repairs and maintenance (other than Capital Replacements), a business and marketing plan for the Fiscal Year and the Minimum Balance which must remain in the Bank Account and the House Bank as of the end of each month during the Fiscal Year to assure sufficient monies for operating capital purposes, the House Bank and other expenditures authorized under the Operating Budget and Annual Plan.

The Operating Budget and Annual Plan for the Enterprise will be comprised of the following:

(a)                                 a statement of the estimated income and expenses for the upcoming Fiscal Year, including estimates as to Gross Revenues and Operating Expenses for such Fiscal Year, such operating budget to reflect the estimated results of the operation during each Fiscal Month of the subject Fiscal Year;

(b)                                 either as part of the statement of estimated income and expenses referred to in the preceding clause (a), or separately, budgets (and timetables and requirements) of MPM for:

(i)                                     repairs and maintenance;

(ii)                                  Capital Replacements;

(iii)                               Operating Equipment;

(iv)                              advertising and business promotion programs for the Facility; and

(v)                                 the estimated cost of Promotional Allowances; and

(c)                                  a business and marketing plan for the subject Fiscal Year.

The Tribal Council’s approval of the Operating Budget and Annual Plan shall not be unreasonably withheld or delayed. MPM shall meet with the MBPI Representatives to discuss the proposed Operating Budget and Annual Plan and the MBPI Representatives’ approval shall be deemed given unless a specific written objection thereto is delivered by the MBPI Representatives to MPM within thirty (30) days after MPM and the MBPI Representatives have met to discuss the proposed Operating Budget and Annual Plan. If the MBPI Representatives for any reason decline to meet with MPM to discuss a proposed Operating Budget and Annual Plan, the Tribal Council shall be deemed to have consented to such Operating Budget and Annual Plan unless a specific written objection thereto is delivered to MPM within fifteen (15) days after the date the proposed Operating Budget and Annual Plan is submitted to the Tribal Council. The Tribal Council shall review the Operating Budget and Annual Plan on a line-by-line basis. To be effective, the notice which disapproves a proposed Operating Budget and Annual Plan must contain specific objections in reasonable detail to individual line items.

If the initial proposed Operating Budget and Annual Plan contains disputed budget item(s), the MBPI Representatives and MPM agree to cooperate with each other in good faith to resolve the disputed or objectionable proposed item(s). In the event the MBPI Representatives and MPM are not able to reach mutual agreement concerning any disputed or objectionable item(s) within fifteen (15) days after the date the MBPI representatives on the Business Board provides written notice of its objection to MPM, either party shall be entitled to submit the dispute to arbitration in accordance with Section 16. If the MBPI Representatives and MPM are unable to resolve the disputed or objectionable item(s) prior to the commencement of the applicable fiscal year, the undisputed portions of the proposed Operating Budget and Annual Plan shall be deemed to be adopted and approved and the corresponding line item(s) contained in the Operating Budget and Annual Plan for the preceding fiscal year shall be adjusted as set forth herein and shall be substituted in Lieu of the disputed item(s) in the proposed Operating Budget and Annual Plan. Those line items which are in dispute shall be determined by increasing the preceding fiscal year’s actual expense for the corresponding line items by an amount determined by MPM which does not exceed the Consumer Price Index for All Urban Consumers published by the Bureau of Labor Statistics of the United States Department of Labor, U.S. City Average, all items (1982-1984=100) for the fiscal year prior to the fiscal year with respect to which the adjustment to the line item(s) which is being calculated or any successor or replacement index thereto. The resulting Operating Budget will be deemed to be the Operating Budget and Annual Plan in effect until such time as MPM and the MBPI Representatives have resolved the items objected to by the MBPI Representatives.

4.9.1                     Adjustments to Operating Budget and Annual Plan. MPM may, after notice to and approval by the Tribal Council, revise the Operating Budget and Annual Plan from time to time, as necessary, to reflect any unpredicted significant changes, variables or events or to include significant changes, variables or events or to include significant additional, unanticipated items of expense. MPM may, after notice to the Tribal Council, reallocate part of all of the amount budgeted with respect to any line item to another line item and to make such other modifications to the Operating Budget and Annual Plan as MPM deems necessary, provided that the total adjustments to the Operating Budget and Annual Plan shall not exceed one hundred ten percent (110%) of the aggregate approved Operating Budget and Annual Plan without approval of the Tribal Council. MPM shall submit a revision of the Operating Budget and Annual Plan to the Tribal Council for review on a quarterly basis. In addition, in the event actual Gross Revenues for any fiscal period are greater than those provided for in the Operating Budget and Annual Plan, the amounts approved in the Operating Budget and Annual Plan for guest services, food and beverage, telephone, utilities, marketing and the repair and maintenance of the Facility for any fiscal month shall be automatically deemed to be increased to an amount that bears the same relationship (ratio) to the amount budgeted for such items as actual Gross Revenue for such fiscal month. MBPI acknowledges that the Operating Budget and Annual Plan is intended only to be a reasonable estimate of the Enterprise’s revenues and expenses for the ensuing Fiscal Year. MPM shall not be deemed to have made any guarantee concerning projected results contained in the Operating Budget and Annual Plan.

4.10                        Capital Budgets. MPM shall not less than sixty (60) days prior to the commencement of each Fiscal Year, or partial Fiscal Year, submit to the Tribal Council a recommended “Capital Budget” describing the present value, estimated useful life and estimated Replacement Costs for the ensuing full or partial year, as the case may be, for the physical plant, furnishings, equipment, and ordinary capital replacement items, all of which are defined to be any items, the cost of which is capitalized and depreciated, rather than expensed, using GAAP (“Capital Replacements”) as shall be required to operate the Enterprise in accordance with sound business practices. Capital Replacements in the Capital Budget in an aggregate sum equal to or less than the sum of the Capital Replacement Reserve for the Fiscal Year shall be approved by the Business Board, and any amounts in excess of the Capital Replacement Reserve for the Fiscal Year shall be subject to approval of the Business Board. The MBPI Representatives and MPM shall meet to discuss the proposed Capital Budget and the MBPI Representatives shall be required to make specific written objections to a proposed Capital Budget in the same manner and within the same time periods specified in Section 4.9 with respect to an Operating Budget and Annual Plan. The MBPI Representatives shall not unreasonably withhold or delay their consent. Unless the MBPI Representatives and MPM otherwise agree, MPM shall be responsible for the design and installation of Capital Replacements, subject to the Business Board’s approval and the Tribal Council’s right to inspect.

4.11                        Capital Replacements. Subject any limitations pursuant to the Bank Loan Documents, MBPI shall effect and expend such amounts for any Capital Replacements as shall be required in the course of the operation of the Enterprise, to maintain at a minimum, the Enterprise in compliance with any Legal Requirements and to comply with MPM’s recommended programs for renovation, modernization and improvement intended to keep the Enterprise competitive in its market, or to correct any condition of an emergency nature, including without limitation, maintenance, replacements or repairs which are required to be effected by MBPI, which in MPM’s sole discretion requires immediate action to preserve and protect the comfort health, safety and/or welfare of the Facility’s guests or employees (an “Emergency Condition”); provided, however, that MBPI shall be under no obligation to fund Capital Replacements in an aggregate amount greater than its periodic required contributions to the Capital Replacement Reserve described in Section 4.12. MPM is authorized to take all steps and to make all expenditures from the Disbursement Account described at Section 4.17.3 (in the case of non-capitalized repairs and maintenance), or Capital Replacement Reserve, described at Section 4.12 (in the case of expenditures for Capital Replacements) as it deems necessary to repair and correct any Emergency Condition, regardless whether such provisions have been made in the Capital Budget or the Operating Budget and Annual Plan for any such expenditures; or the cost thereof may be advanced by MPM and reimbursed from future revenues. Design and installation of Capital Replacements shall be affected in a time period and subject to such conditions as the Business Board may establish to minimize interference with or disruption of ongoing operations.

4.12                        Capital Replacement Reserve. MPM shall establish a Capital Replacement Reserve on the Books of Account of the Enterprise and the cash contributions required by Section 4.13 shall be deposited by MPM into an account (the “Capital Replacement Reserve”) established in MBPI’s name at a bank designated by the Business Board. All amounts in the Capital Replacement Reserve shall be invested in interest bearing investments in accordance with the Enterprise Investment Policy approved by the Business Board to the extent that availability of funds, when required, is not thereby impaired, interest earned on amounts deposited in the Capital Replacement Reserve shall be credited to the Capital Replacement Reserve and shall be available for payment of expenditures for Capital Replacements to the Facility. The Enterprise Investment Policy approved by the Business Board shall not be in contravention of the permitted investments detailed in the Bank Loan Agreement to purchase those items included in the “Capital Budget” approved by the Business Board or such emergency additions of replacements as shall be required to keep the Enterprise in compliance with legal requirements or such emergency additions or replacements necessary to protect the comfort, health, safety or welfare of the Facility’s guests or employees.

4.13                        Periodic Contributions to Capital Replacement Reserve. Deposits into the Capital Replacement Reserve Equivalent to an annual rate of three percent (3%) of Gross Revenues during the first two years of the Term after the Commencement Date and equivalent to an annual rate of four percent (4%) of Gross Revenues during the remainder of the Term. The cash amounts required to be so deposited shall be calculated and deposited into the Capital Replacement Reserve, in arrears, no later than the twenty-first (21st) (1st day of the month immediately following the month with respect to which a deposit is made. If any adjustment of Gross Revenues is made as a result of an audit or for other accounting reasons, a corresponding adjustment in the Capital Replacement Reserve deposit shall be made. In addition, all proceeds from the sale of capital items no longer needed for the operation of the Enterprise, and the proceeds of any insurance received in reimbursement for any items previously paid for from the Capital Replacement Reserve shall be deposited into the Capital Replacement Reserve upon receipt.

4.14                        Use and Allocation of Capital Replacement Reserve. Any expenditure for Capital Replacements, which has been budgeted and previously approved, may be paid from the Capital Replacement Reserve without further approval from MBPI. Any amounts remaining in the Capital Replacement Reserve at the close of any year will be carried forward and retained in the Capital Replacement Reserve until fully used. If amounts in the Capital Replacement Reserve at the end of any year plus the anticipated contributions to the Capital Replacement Reserve for the next ensuing year are not sufficient to pay for Capital Replacements authorized by the Capital Budget for such ensuing year, then additional funds in the amount of the projected deficiency may be advanced by MPM and reimbursed by the Enterprise from future revenues; provided, that any such advance does not cause the aggregate development cost to exceed the amount set forth in Section 6.6.

4.15                        Contracting. In entering into contracts for the supply of goods and services for the Enterprise, MPM shall give preference to “Qualified” members of federally recognized Indian Tribes. For purposes of this Agreement, “Qualified” shall mean a member of a federally recognized Indian Tribe, or a business entity certified by MBPI to be controlled by members of a federally recognized Indian Tribe, who or which is able to provide services at competitive prices, has demonstrated skills and abilities to perform the tasks to be undertaken in an acceptable manner, in MPM’s opinion, and can meet the reasonable bonding requirements of MPM. MPM shall provide written notice to MBPI in advance of all such contracting subcontracting and construction opportunities. MPM shall also give a second preference to suppliers of goods and services located in the State.

4.16                        Internal Control Systems. MPM shall install systems for monitoring of all funds and operations of the Enterprise consistent with the Minimum Internal Control Standards of the NIGC (“MICS”) which systems shall be submitted to the TGC for approval in advance of implementation, which approval shall not be unreasonably withheld. The Tribe and the TGC shall retain the right to review the MICS and any changes instituted to the MICS of the Enterprise. The Tribe may retain an auditor to review the adequacy of the MICS. The auditor so retained shall provide a written report to the Tribe and to MPM regarding the adequacy of the MICS. The cost of such review shall constitute an Operating Expense. The Tribe and MPM shall have the right and duty to maintain and police its MICS in order to prevent any loss of proceeds from the Enterprise. The Tribe shall have the right to inspect and oversee the MICS systems at all times. MPM shall install a closed circuit television system to be used for monitoring the cash handling activities of the Enterprise sufficient to meet all Legal Requirements. The TGC shall have full access to the closed circuit television system of the Enterprise.

4.17                        Banking and Bank Accounts.

4.17.1              Enterprise Bank Accounts. The Business Board shall select, and the Tribal Council shall approve, a bank or banks for the deposit and maintenance of funds and shall establish in such bank or bank accounts as MPM deems appropriate and necessary in the course of business and as consistent with this Agreement (“Enterprise Bank Accounts”). Establishment of any Enterprise Bank Account shall be subject to the approval of the Tribal Council. The sum of money agreed to by the Business Board to be maintained in the Enterprise Bank Account(s) to serve as operating capital for Enterprise operations, shall include all sums needed for the House Bank, and all sums needed to accrue for payment of expenses not paid on a monthly basis (the “Minimum Balance”).

4.17.2              Daily Deposits to Depository Account. MPM shall establish for the benefit of MBPI in the Authority name a Depository Account. MPM shall collect all gross revenues and other revenues connected with or arising from the operation of the Enterprise, the sale of all products, food and beverages, and all other activities of the Enterprise and deposit the related cash daily into the Depository Account at least once during each 24-hour period. All money received by the Enterprise on each day that it is open must be counted at the close of operations for that day or at least once during each 24-hour period. MPM agrees to obtain a bonded transportation service to effect the safe transportation of the daily receipts to MBPI, which expenses shall constitute an Operating Expense.

4.17.3              Disbursement Account. MPM shall establish for the benefit of MBPI in the Authority’s name a Disbursement Account. MPM shall, consistent with and pursuant to the approved annual Operating Budget and Annual Plan, have responsibility and authority for making all payments for Operating Expenses, debt service, management fees, and disbursements to MBPI from the Disbursement Account. All actions of MPM under this section shall be consistent with the terms of the Bank Loan Documents.

4.17.4              No Cash Disbursements. MPM shall not make any cash disbursements from the Enterprise Bank Accounts. MPM and the Tribe shall comply with all disbursement policies set forth in the Bank Loan Agreement.

4.17.5              Transfers Between Accounts. Subject to the Bank Loan Documents, MPM has the authority to transfer funds from and between the Enterprise Bank Accounts to the Disbursement Account in order to pay Operating Expenses and to pay debt service pursuant to the Bank Loan Documents, to invest funds in accordance with the Enterprise Investment Policy and to pay the Management Fees payable to MPM pursuant to this Agreement. Notwithstanding any other right or obligation of MPM, the Tribe or the Authority with respect to the application of revenues, it is acknowledged that upon the occurrence of an Event of Default under the Bank Loan Agreement, the Lender can exercise its rights under the Account Control Agreement.

4.18                        Insurance. MPM, on behalf of MBPI, shall have the responsibility to arrange for, obtain and maintain, or cause its agents to maintain, with responsible insurance carriers licensed to do business in the State of Michigan, insurance satisfactory to MPM and the Business Board covering the Facility and the operations of the Enterprise, naming MBPI the Enterprise, MPM, and MPM’s Affiliates as insured parties.

4.19                        Accounting and Books of Account.

4.19.1              Statements. MPM shall prepare and provide to the Tribal Council and the TGC on a daily flash reports, monthly, quarterly, and annual basis, Operating Statements. The Operating Statements shall comply with all Legal Requirements and shall include an income statement of cash flows, and balance sheet for the Enterprise. Such statements shall include Operating Budget and Annual Plan and Capital Budget projections as comparative statements, and which, after the first full year of operation, will include comparative statements from the comparable period for the prior year of all revenues, and all other amounts collected and received, all deductions and disbursements made therefrom in connection with the Enterprise.

4.19.2              Books of Account. MPM shall maintain full and accurate Books of Account at an office in the Facility and at such other location as may be determined by MBPI. MBPI shall have immediate access to the daily operations of the Enterprise including books and records and shall have the unlimited right to inspect, examine, and copy all such books and supporting business records. Such rights may be exercised through the MBPI Gaming Commission or through an agent, employee, attorney, or independent accountant acting on behalf of the Tribal Council or the MBPI Gaming Commission.

4.19.3              Accounting Standards. MPM shall maintain the books and records reflecting the operations of the Enterprise in accordance with the accounting practices of MBPI, in conformity with GAAP, consistently applied and shall adopt and follow the fiscal accounting periods utilized by MBPI, in its normal course of business (i.e., monthly, quarterly and yearly, prepared in accordance with the Enterprise Fiscal Year). The accounting systems and procedures shall comply with Legal Requirements and, at a minimum:

(i)                                     include an adequate system of internal accounting controls;

(ii)                                  permit the preparation of financial statements in accordance with GAAP;

(iii)                               be susceptible to audit;

(iv)                              allow the Enterprise, MBPI, and the NIGC to calculate the annual fee pursuant to 25 C.F.R. § 514.1;

(v)                                 permit the calculation and payment of the Management Fee described in Section 6; and

(vi)                              provide for the allocation of operating expenses or overhead expenses among MBPI, the Enterprise and any other user of shared facilities and services.

4.19.4              Annual Audit. An independent certified public accounting firm with demonstrated experience and expertise in the gaming industry selected by the MBPI Regulatory Authority and the Tribal Council shall perform an annual audit of the books and records of the Enterprise and of all contracts for supplies, services or concessions reflecting Operating Expenses. The MBPI Gaming Commission, the Tribal Council, the BIA and the NIGC shall also have the right to perform special audits of the Enterprise on any aspect of the Enterprise at any time without restriction. The costs incurred for such audits shall constitute an Operating Expense. Such audits shall be provided by MBPI to all applicable federal and state agencies, as required by law, and may be used by MPM for reporting purposes under federal and state securities laws, if required. The independent certified accounting firm selected pursuant to this selection must be at least a regionally recognized accounting firm.

4.20                        Retail Shops and Concessions. With respect to the operation of the shops and concessions located within the Facility, the Business Board shall approve in advance, in writing, the specific type or types of shops or concessions proposed by MPM to be authorized for inclusion in the Facility.

4.21                        Advertising. MPM shall be responsible for setting any advertising budget and placing advertising as provided in the Annual Plan and Operating Budget approved pursuant to Section 4.9.

5.                                      Liens. Subject to the exceptions hereinafter stated in Section 5.1, MBPI officially warrants and represents to MPM, that during the Term, neither MBPI nor the Authority shall act in any way whatsoever, either directly or indirectly, to cause any person or entity to become an encumbrancer or lienholder of any Facility asset other than the Lender(s) (for the avoidance of doubt, including any secured party under the Bank Loan Documents), or to allow any person or entity to obtain any interest in this Agreement without the prior written consent of MPM, and, where applicable, consent from the United States. MPM specifically warrants and represents to MBPI, that during the Term, MPM shall not act in any way, directly or indirectly, to cause any person or entity to become an encumbrancer or lienholder of any Facility asset other than the secured parties under the Bank Loan Documents, or to obtain any interest in this Agreement without prior consent of MBPI and, where applicable, the United States. MBPI and MPM shall keep the Facility free and clear of all enforceable mechanics’ and other enforceable liens resulting from the construction of the Facility and all other enforceable liens which may attach to any Facility asset, which shall at all times remain the property of the United States in trust for MBPI. If any such lien is claimed or filed, it shall be the duty of MBPI to discharge or take the legal action to contest the claim or the lien within thirty (30) days after having been given written notice of such claim either by payment to the claimant or by the posting of a bond and the payment into the court of the amount necessary to relieve and discharge or discharge the Facility asset from such claim, or in any other manner which will result in the discharge or stay of such claim, and MPM is authorized to act on behalf of MBPI to discharge any liens if MBPI fails to take appropriate action towards that goal within that thirty (30) day period.

5.1                               Exceptions. MBPI and the Authority shall have the right to grant security interests in Enterprise revenues subordinated to all loans made by MPM to MBPI, to the extent permitted by the Bank Loan Documents, all of which as shall be permissible pursuant to the Bank Loan Agreement, but only if such security interests are granted to secure loans made to or for the benefit of the Facility, and MPM has been offered a prior opportunity to make such loans on similar financial terms.

6.                                      Management Fee, Reimbursements, Disbursements, and Other Payments by MPM.

6.1                               Management Fee. Subject to the provisions of Section 6.4 of this Agreement and the provisions of the Bank Loan Documents, on or before the twenty-first (21st) day of each month after the first calendar month of operation, MPM is authorized by MBPI to pay itself from the Enterprise MBPI Account(s) a fee equal to thirty percent (30%) of Net Revenues (the “Management Fee”) for the prior calendar month. Any remaining Management Fee due to MPM at the expiration of the Term shall be paid to MPM by MBPI within twenty-one (21) days after the expiration of the Term as permitted by the Bank Loan Documents. In no event shall the total fees and compensation received by MPM pursuant to this Agreement, excluding Permitted Reimbursements, exceed, in the aggregate, thirty percent (30%) of the Net Revenues per annum (the “Cap”); it being acknowledge that all non-Gaming fees and compensation, including, but not limited to, payments made to MPM for advances (including, without limitation, interest on such advances so long as the applicable interest rate is less than or equal to MPM’s weighted average cost of capital), are not included in or subject to the Cap. Accordingly, no Management Fee shall be paid to MPM in any month until MPM has delivered to MBPI financial statements with respect to such month which financial statements will be prepared in accordance with the books of account and other financial records of the Enterprise, and will present fairly the financial condition of the Enterprise as of the end date of such month, and all such payments with respect to such month shall be limited to 30% of Net Revenues as shown on such financial statements. To the extent permitted by the Bank Loan Documents, at the end of each fiscal year, after MBPI has received audited financial statements with respect to the prior year, MBPI shall pay to MPM or MPM shall pay to MBPI an amount such that the Management Fee paid to MPM with respect to such year equals 30% of the Net Revenues for such year as shown on the audited financial statements. For purposes of this Section 6.1, “Permitted Reimbursements” shall include reimbursements made to MPM or its Affiliates for costs incurred by MPM or its Affiliates for services provided pursuant to Sections 4.2.4, 4.6.3, 4.6.5, 4.6.9 and 8.13, subject to the requirements set forth in such Sections.

6.2                               Disbursements. As and when received by MPM, Gross Revenues shall be deposited in the Depository Account created pursuant to Section 4.17.2 of this Agreement, and then shall be disbursed, subject to Section 6.4 and the terms of the Bank Loan Documents, by MPM on a monthly basis, for and on behalf of MBPI. Funds from the Enterprise Bank Account(s) shall be used to pay, to the extent available and subject to Section 6.4 and the terms of the Bank Loan Documents, Operating Expenses and required deposits into the Capital Replacement Reserve for Capital Replacements. Subject to the Bank Loan Documents, MPM will reserve funds in the Enterprise in amounts equal to the Minimum Balance, and MPM may increase the Minimum Balance, in MPM’s sole discretion, at anytime to reflect unanticipated operating capital needs revealed by actual Enterprise operations. Additionally, MPM may, but is not required to, advance any monies needed to cover any operating capital shortfall and shall be allowed to be reimbursed same in accordance with Section 8.12. Notwithstanding any other right or obligation of MPM, the Tribe or the Authority with respect to the application of revenues, it is acknowledged that upon the occurrence of an Event of Default under the Bank Loan Agreement, the Lender can exercise its rights under the Account Control Agreement.

6.3                               Adjustment to Bank Account. After the disbursements pursuant to Section 6.2, and establishment of any additional reserves for future disbursements as MPM deems necessary and as are approved by the Business Board, taking into account anticipated cash flow and Operating Costs of the Enterprise, any excess funds remaining in the Enterprise Bank Account(s) over the Minimum Balance, the Capital Replacement Reserve, and such additional reserves approved by the Business Board, shall be disbursed monthly in accordance with Section 6.4 and not in contravention of the Bank Loan Documents. Notwithstanding any other right or obligation of MPM, the Tribe or the Authority with respect to the application of revenues, it is acknowledged that upon the occurrence of an Event of Default under the Bank Loan Agreement, the Lender can exercise its rights under the Account Control Agreement.

6.4                               Payment of Fees and MBPI Disbursement. Within twenty-one (21) days after the end of each calendar month of operations, MPM shall calculate Gross Revenues, Operating Expenses and Net Revenues of the Enterprise for the previous month’s operations and the year’s operations to date. Such Net Revenues shall be disbursed by MPM from the Enterprise Bank Account(s) to the extent available to pay the scheduled items to the extent due and payable and earned in the following order of priority.

(i)                                     Minimum Guaranteed Monthly Payment;

(ii)           current principal and any other payments due in respect of the Bank Loan Documents (and if payments are due quarterly, a reserve equal to one third of the scheduled quarterly payment shall be deposited in a designated Enterprise Bank Account for such payment and may be invested in accordance with the Enterprise Investment Policies and subject to the Bank Loan Agreement pending payment);

(iii)                               reimbursement of all amounts advanced by or owed to MPM;

(iv)                              Management Fees for the current period or any prior period; and

(v)                                 Capital Replacement Reserve contributions as described in Section 4.13.

Notwithstanding the foregoing, no payments shall be made to MPM in contravention of the Bank Loan Documents. Subject to the Bank Loan Documents, all remaining Net Revenues shall be distributed to MBPI at the same time (“Monthly Distribution Payment”) the Management Fee is paid. MBPI and MPM agree that they will disburse all Net Revenues and pay all Operating Expenses in accordance with the terms of this Section 6.4.

6.5                               Payment of Net Revenues. The Net Revenues paid to MBPI pursuant to this Section 6.5 shall be payable to an MBPI bank account specified by the Tribal Council in a notice to MPM pursuant to Section 8.2.

6.6                               Limit on Recovery of Development and Construction Costs.. The Parties agree that the maximum recoupable development and construction costs payable to MPM (or its Affiliates) and Lender(s) by the Tribe or the Authority for development and construction costs (exclusive of interest) pursuant to this Agreement, the Development Agreement, the Make-Well Agreement, the Completion Guaranty, the Bank Loan Agreement and any other agreements that relate to development and construction costs shall under no circumstances exceed the principal amount of Two Hundred Fifty Million Dollars ($250,000,000.00); provided, however, that this maximum amount shall not limit the Tribe’s or the Authority’s obligation to pay MPM all Management Fees and reimbursements under Sections 4.6.3, 4.6.5 and 8.13.

7.                                      Taxes.

7.1                               State and Local Taxes. If the State or any local government attempts to impose any tax including any possessory interest tax upon any party to this Agreement or upon the Enterprise, the Facility or the Property, the Business Board with the prior written permission of the Tribal Council and using the services of an attorney approved by the Tribal Council may, in the name of the appropriate party or parties in interest may, upon unanimous vote, contest such attempt through legal action; provided, however, that MPM may elect not contest such taxes, and, as a result, will not be required to share in the cost of any legal action. The costs of such action and the compensation of legal counsel shall be an Operating Expense of the Enterprise. This Section shall in no manner be construed to imply that any party to this Agreement or the Enterprise is liable for any such tax.

7.2                               MBPI Taxes. MBPI agrees that neither it nor any agent, agency, affiliate or representative of MBPI will impose any taxes, fees, assessments, or other charges of any nature whatsoever on payment of any debt service to MPM or any of its Affiliates, any Lender, including, without limitation, the financial institution under the Bank Loan Agreement, or on the Enterprise, the Facility, the revenues therefrom or on the Management Fee as described in Section 6.1 of this Agreement; provided however, MBPI may assess license fees reflecting reasonable regulatory costs incurred by the MBPI Regulatory Authority. MBPI further agrees that neither it nor any agent, agency, Affiliate or representative of MBPI will impose any taxes, fees, assessments or other charges of any nature whatsoever on the salaries or benefits or dividends paid to, any of MPM’s stockholders, officers, members, or employees, any of the employees of the Enterprise, or any provider of goods, materials, or services to the Enterprise, other than with respect to any such provider of goods, materials, or services to the Enterprise. MBPI may, however, assess license fees reflecting reasonable regulatory costs incurred by the TGC. MPM retains the right, subject to Section 10.5 of this Agreement, to terminate this Agreement and all accompanying agreements if it reasonably determines that any statute, law, ordinance or regulation of MBPI renders operation of the Enterprise non-competitive. Notwithstanding this or any other Section of this Agreement, while an arbitrator may determine damages with respect to this or any other Section of this Agreement, the arbitrator may not reverse a Governmental Action.

7.2.1                     Termination by MPM. Should Manager terminate the Agreement or the Development Agreement pursuant to this Section, MPM shall retain the right to repayment of: (a) money lent to MBPI by MPM or MPM’s Affiliates; (b) reimbursement of any monies which may become due and payable under the terms of the Security and Reimbursement Agreement; and (c) payments due under Section 6.1. Except as otherwise provided herein, if any taxes, fees or assessments are levied by MBPI, such taxes, fees and assessments shall constitute Operating Expenses of the Enterprise.

7.3                               Compliance with Internal Revenue Code. MPM shall comply with all applicable provisions of the Internal Revenue Code.

8.                                      General Provisions.

8.1                               Situs of the Contracts. This Agreement, as well as all contracts entered into between MBPI and any person or any entity providing services to the Enterprise shall be deemed entered into in Michigan and shall be subject to all Legal Requirements of MBPI and federal law as well as approval by the Secretary of the Interior where required by 25 U. S.C. § 81 or by the Chairman of the NIGC where required by the IGRA.

8.2                               Notice. Any notice required to be given pursuant to this Agreement shall be delivered to the appropriate party by Federal Express or by Certified Mail Return Receipt Requested, addressed as follows:

If to MBPI or
the Authority:	Chairperson
Match-E-Be-Nash-She-Wish Band of Pottawatomi
Indians of Michigan
1743 142nd Ave
P.O. Box 218
Dorr, MI 49323

Copies to:	Gun Lake Tribal Attorney
Match-E-Be-Nash-She-Wish Band of Pottawatomi
Indians of Michigan

1743 142nd Ave
Dorr, MI 49323

If to MPM:	MPM Enterprises, L.L.C.
c/o Joseph J. Shannon, Esq.
Bodman, Longley & Dahling, LLP
100 Renaissance Center, 34th Floor
Detroit, Michigan 48243

Copies to:	Kevin Wadzinski, Esq.
Drinker Biddle & Reath, LLP.
1301 K Street, N.W.
Suite 900 East
Washington, D.C. 20005-3317

and

Scott M Nielson, Esq.
SC Michigan, LLC
c/o Station Casinos LLC
1505 S. Pavilion Center Drive
Las Vegas, Nevada 89135

or to such different address(es) as MPM, MBPI or the Authority may specify in writing using the notice procedure called for in this Section 8.2. Any such notice shall be deemed given two (2) days following deposit in the United States Mail or upon actual delivery, whichever first occurs. The Parties also designate the persons above named as agents for receipt of service of process.

8.3                               Authority to Execute and Perform Agreement. Each of the Authority, MBPI and MPM represent and warrant to each other that they each have full power and authority to execute this Agreement and to be bound by and perform the terms hereof on request; each Party shall furnish the other evidence of such authority.

8.4                               Relationship. MPM, on the one hand, and MBPI and the Authority, on the other hand, shall not be construed as joint venturers or partners of each other by reason of this Agreement and neither shall have the power to bind or obligate the other except as set forth in this Agreement.

8.5                               MPM’s Contractual Authority. Except as provided in the following sentence and Section 4.2.4, MPM is authorized to make, enter into and perform in the name of and for the account of the Authority, such contracts deemed necessary by MPM to perform its obligations under this Agreement, provided such contracts comply with the terms and conditions of this Agreement and do not obligate the Enterprise to pay sums not approved in the Operating Budget and Annual Plan or the Capital Budget. Notwithstanding the foregoing, MPM is not authorized to perform or act on behalf of MBPI with respect to MBPI’s obligations under this Agreement, or the Compact, or any other agreements involving Governmental Action.

8.6                               Further Actions. Each of the Authority, MBPI and MPM agree to execute all contracts, agreements and documents and to take all actions necessary to comply with the provisions of this Agreement and the intent hereof.

8.7                               Defense. Except for disputes between MBPI or the Authority and MPM and claims relating to MBPI’s status as a Tribe, MPM shall bring and/or defend and/or settle any claim or legal action brought against MPM, the Enterprise or MBPI individually, jointly or severally, or any Enterprise Employee, in connection with the operation of the Enterprise. Subject to MBPI’s approval of legal counsel, MPM shall retain and supervise legal counsel, accountants and such other professionals, consultants and specialists as MPM deems appropriate to defend any such claim or cause of action provided that the Tribal Council retains the right to suspend any such negotiations if it reasonably concludes, based on the advice of its legal counsel, that such negotiations or settlements endanger the legal rights and long term welfare of MBPI or the Authority. All liabilities, costs and expenses, including reasonable attorney’s fees and disbursements incurred in defending and/or settling any such claim or legal action, which are not covered by insurance shall be an Operating Expense. Nothing contained herein is a grant to MPM of the right to waive MBPI’s or the Enterprise’s sovereign immunity. That right is strictly reserved to MBPI and the Authority. Any settlement of a third party claim or cause of action shall require approval of the Tribal Council.

8.8                               Waivers. No failure or delay by any Party to insist upon the strict performance of any covenant, agreement, term or condition of this Agreement, or to exercise any right or remedy consequent upon the breach thereof shall constitute a waiver of any such breach or any subsequent agreement, term, or condition of this Agreement and no breach thereof shall be waived, altered or modified except by written instrument. No waiver of any breach shall affect or alter this Agreement but each and every covenant, agreement, term, aid or condition of this Agreement shall continue in full force and effect with respect to any other then existing or subsequent breach thereof.

8.9                               Captions. The captions for each Section are intended for convenience only. All Section references are to this Agreement unless otherwise indicated.

8.10                        Severability. If any of the terms and provisions hereof shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any of the other terms or provisions hereof. If, however, any material part of a party’s rights under this Agreement shall be declared invalid or unenforceable (specifically, including MPM’s right to receive its Management Fees subject only to the terms of the Bank Loan Documents), the party whose rights have been declared invalid or unenforceable shall have the option to terminate this Agreement upon thirty (30) days written notice to the other party without liability on the part of the terminating party. A termination pursuant to this Section shall be subject to the terms and conditions of Section 10.4(i) through (v).

8.11                        Interest. Except as otherwise provided in the Development Agreement, any amount advanced by MPM or MBPI related to the operation of the Enterprise, other than any Minimum Guaranteed Monthly Payments, shall accrue interest at a rate mutually agreed upon by the Tribe or the Authority and MPM at the time such advances, if any, are made, and such advances shall be treated according to GAAP.

8.12                        Recoupment and Reimbursement. The performance by MPM of its responsibilities under this Agreement is conditioned upon the Enterprise generating sufficient funds on a timely basis to enable MPM to perform its obligations hereunder. MPM shall, according to the terms of this Agreement, or at its option if not so required, advance funds or contribute property on behalf of MBPI to satisfy obligations of MBPI in connection with the Facility and this Agreement. MPM shall keep appropriate records to document all reimbursable expenses paid by MPM, which records shall be made available for inspection by MBPI or its agents upon request and MPM shall send written notice of the same to the Tribal Council within 72 hours of such request. Subject to the Bank Loan Documents and pursuant to Section 6.4 of this Agreement, MBPI shall reimburse MPM, with interest, from future Net Revenues for money paid or property contributed by MPM to said obligations of MBPI in connection with the Enterprise and this Agreement. Interest shall be calculated at the rate set forth in Section 8.11 from the date MBPI was obligated to remit the funds or contribute the property for the satisfaction of such obligation to the date reimbursement is made. MPM’s sole source of such Reimbursement shall be from undistributed and future Net Revenues.

8.13                        Travel and Out-of-Pocket Expenses. Subject to the Operating Budget and Annual Plan and to the extent approved by the Business Board, MPM, MPM Employees and Enterprise Employees shall be reimbursed for all travel and out-of-pocket expenses reasonably incurred in the performance of this Agreement, and such reimbursements shall be an Operating Expense; provided, however, MPM shall be reimbursed only for actual costs incurred and shall receive no additional compensation for such costs. MPM, MPM Employees and Enterprise Employees shall be reimbursed for all travel and out-of-pocket expenses incurred for duties performed outside the scope of this Agreement but at the request of the Business Board, and such reimbursements shall not be an Operating Expense.

8.14                        Third Party Beneficiary. This Agreement is exclusively for the benefit of the Parties hereto and it may not be enforced by any party other than the Parties to this Agreement and shall not give rise to liability to any third party other than the authorized successors and assigns of the Parties hereto as such are authorized by this Agreement.

8.15                        Brokerage. Each Party represents and warrants to each other that it has not sought the services of a broker, finder or agent in this transaction, and neither has employed, nor authorized, any other person to act in such capacity. Each Party hereby agrees to indemnify and hold the other harmless from all claims, loss, liability, damage or expenses (including reasonable attorneys’ fees) suffered or incurred by the other party as a result of a claim brought by a person or entity engaged or claiming to be engaged as a finder, broker or agent by the indemnifying party.

8.16                        Survival of Covenants. Any covenant, term or provision of this Agreement which, in order to be effective must survive the termination of this Agreement, shall survive any such termination.

8.17                        Estoppel Certificate. Each Party agrees to furnish to the other party, from time to time upon request, an estoppel certificate in such reasonable form as the requesting party may request stating whether there have been any defaults under this Agreement known to the party furnishing the estoppel certificate and such other information relating to the Enterprise as may be reasonably requested.

8.18                        Periods of Time. Whenever any determination is to be made or action is to be taken on a date specified in this Agreement if such date shall fall on a Saturday, Sunday or legal holiday under the laws of MBPI or the State, then in such event said date shall be extended to the next day which is not a Saturday, Sunday or legal holiday.

8.19                        Exhibits. All exhibits attached here are incorporated herein by reference and made a part hereof as if fully rewritten or reproduced herein.

8.20                        Successors, Assigns and Subcontracting. The benefits and obligations of this Agreement shall inure to and be binding upon the Parties hereto and their respective successors and assigns. MBPI’s or the Authority’s prior written consent shall be required for MPM to assign any of its rights hereunder, and, if necessary, approval is received by the Secretary and/or the Interior or the Chairman of the NIGC and any such assignee agrees to be bound by the terms and conditions of this Agreement. MBPI shall, without the consent of MPM, but subject to approval by the Secretary of the Interior or the Chairman of the NIGC or his authorized representative, if required, have the right to assign this Agreement and the assets of the Enterprise to an instrumentality of MBPI, including the Authority, or to a corporation wholly owned by MBPI organized to conduct the business of the Enterprise for MBPI that assumes all obligations herein. Any assignment by MBPI shall not prejudice the rights of MPM under this Agreement. No assignment authorized hereunder shall be effective until all necessary governmental approvals have been obtained. Notwithstanding anything to the contrary contained herein, this Agreement may not be assigned or its gaming obligations subcontracted by MPM, without the approval of the Chairman of the NIGC or his authorized representative after a complete background investigation of the proposed assignee.

8.21                        Time is of the Essence. Time is of the essence in the performance of this Agreement.

8.22                        Patron Dispute Resolution. MPM shall resolve all patron disputes concerning the parties in a manner which is consistent with the patron dispute policy approved by the MBPI Gaming Commission which shall at all times be consistent with the MBPI Gaming Ordinance.

8.23                        Modification. Any change to or modification of this Agreement must be in writing signed by each Party hereto and shall be effective only upon approval by the Chairman of the NIGC or his authorized representative, the date of signature of the Parties notwithstanding.

8.24                        Exclusivity Regarding Facility. During the Term, neither MBPI nor MPM nor any of their respective Affiliates shall, directly or indirectly, develop or operate any gaming facilities within a one hundred (100) mile radius of the Facility (excluding any portion of such area that is located outside of the State of Michigan) without the prior written consent of the other party. Also during the Term, neither MPM nor any of its Affiliates shall own, manage or operate the Blue Chip Casino & Hotel currently owned by Boyd Gaming Corporation (“Boyd”) and located in Michigan City, Indiana; provided, however, that a merger between Station

Casinos LLC and Boyd or an acquisition by Station Casinos LLC of substantially all of the stock and assets of Boyd shall not constitute a violation of this Section 8.24.

9.                                      Warranties.

9.1                               Non-interference in MBPI Affairs. MPM agrees not to interfere in or attempt to wrongfully influence the internal affairs or government decisions of MBPI government by offering cash incentives, by making written or oral threats to the personal or financial status of any person, or by any other action, except for actions in the normal course of business of MPM that relate to the Enterprise. For the purposes of this Section 9.1, if any such undue interference in MBPI affairs is alleged by the federally recognized tribal government in writing and an arbitrator pursuant to Section 16 or the BIA finds that MPM has unduly interfered with the internal affairs of MBPI government and has not taken sufficient action to cure and prevent such interference, that finding of interference shall be grounds for termination of the Agreement. MPM shall be entitled to immediate written notice and a complete copy of any such complaint made with the BIA.

9.2                               Prohibition of Payments to Members of MBPI Government. MPM represents and warrants that no payments have been or will be made by MPM or MPM’s Affiliates to any Member of MBPI Government, any MBPI official, or any relative of a member of MBPI government or MBPI official, or any MBPI government employee or any MBPI agent for the purpose of obtaining any special privilege, gain advantage or consideration.

9.3                               Prohibition of Hiring Members of MBPI Government. No Member of MBPI Government, MBPI official, relative of a Member of MBPI Government or MBPI official or employee of MBPI government may be Employees at the Enterprise without a written waiver of this Section 9.3 by MBPI. For this purpose, MBPI will identify all such persons to MPM in writing and take reasonable steps to keep the list current. MPM shall not be in violation of this Section for hiring any person who is not on such list.

9.4                               Prohibition of Financial Interest in Enterprise. No Member of MBPI Government or relative of a member of MBPI government shall have a direct or indirect financial interest in the Enterprise greater than the interest of any other member of MBPI. No Member of MBPI Government shall have a direct or indirect financial interest in this Agreement or in MPM; provided, however, nothing in this subsection shall restrict the ability of a MBPI member other than a Member of MBPI Government to purchase or hold stock in MPM, or MPM’s Affiliates where (i) such stock is publicly held, and (ii) MBPI member acquires less than 5% of the outstanding stock in the corporation, provided that if a MBPI member shall acquire more than 5% such person shall comply with all applicable law.

9.5                               Definitions. As used in this Section 9, “Member of MBPI Government” means any member of the Tribal Council, the TGC or any independent board or body created to oversee any aspect of Gaming and any MBPI court official; “Relative” means an individual residing in the same household who is related as a spouse, father, mother, son or daughter.

10.                               Ground for Termination.

10.1                        Voluntary Termination and Termination for Cause. This Agreement may be terminated pursuant to the provisions of Sections 4.4.4, 7.2, 9.1, 10.2, 10.3, 10.4, and 10.5.

10.2                        Voluntary Termination. This Agreement may be terminated upon the mutual written consent and approval of the Parties.

10.3                        Termination for Cause. Either party may terminate this Agreement if the other party commits, or allows to be committed, any Material Breach of this Agreement. A “Material Breach” of this Agreement means a failure of either party to perform any material duty or obligation on its part for any thirty (30) consecutive days after notice. Any action taken or the adoption of any statute or ordinance that taxes, materially prejudices or materially adversely affects or imposes additional costs or burdens on MPM’s rights or duties under this Agreement shall be a Material Breach of this Agreement. Neither party may terminate this Agreement on the grounds of Material Breach unless it has provided written notice to the other party of its intention to declare a default and terminate this Agreement and the defaulting party thereafter fails to cure or take steps to substantially cure the default within thirty (30) days following receipt of such notice. During the period specified in the notice to terminate, either party may submit the matter to arbitration under the dispute resolution provisions of this Agreement at Section 16. The discontinuance or correction of a Material Breach shall constitute a cure thereof. MBPI may also terminate this Agreement immediately where MPM has had its license issued by TGC withdrawn because MPM, or a member or officer of MPM, has been convicted of a criminal felony or misdemeanor offense in the performance of MPM duties hereunder provided; however, MBPI may not terminate this Agreement based on a member or officer’s conviction where MPM terminates such individual within ten (10) days after receiving notice of the conviction. In the event of any termination for cause, regardless of fault, the Parties shall retain all money previously paid to them pursuant to Section 6 of this Agreement; and the Authority shall retain title to all Enterprise facility fixtures improvements supplies, equipment, funds and accounts, subject to the right of MPM to any accrued and unpaid Net Revenues due under Section 6 of this Agreement. MPM shall continue to have the right to repayment of advances made by MPM and interest thereon as contemplated by Section 8.12 and any other agreements entered into pursuant hereto. An election to pursue damages or to pursue specific performance of this Agreement or other equitable remedies while this Agreement remains in effect pursuant to the provisions of Sections 10.7 or 10.8 shall not preclude the injured party from providing notice of termination pursuant to this Section 10.3. Termination is not an exclusive remedy for claims of a Material Breach, and the Parties shall be entitled to other rights and remedies as may be available pursuant to the terms of this Agreement or applicable law.

10.4                        Involuntary Termination Due to Changes in Legal Requirements. It is the understanding and intention of the parties that the establishment and operation of the Enterprise shall conform to, and comply with all Legal Requirements. If during the Term of this Agreement, the Enterprise or any material aspect of Gaming is determined by the Congress of the United States, the Department of the Interior of the United States of America or the NIGC or the final judgment of a court of competent jurisdiction to be unlawful under federal law, MBPI and MPM shall use their respective good faith best efforts to amend this Agreement in a mutually satisfactory manner which will comply with the change in applicable laws and not materially change the rights, duties and obligations of the parties hereunder. In the event such amendment can not be legally effected following exhaustion of all such good faith best efforts (including the lapse of all legal proceedings and appeal periods without favorable results), the obligations of the Parties hereto shall cease, and this Agreement shall be of no further force and effect provided that:

(i)                                     MPM shall have the rights described in Section 4.4 of this Agreement;

(ii)           each Party shall retain all money previously paid to them pursuant to Section 6 of this Agreement;

(iii)          funds of the Enterprise in any Enterprise account shall be paid and distributed in Section 6 of this Agreement;

(iv)          any money loaned to the Enterprise by MBPI shall be repaid in accordance with the terms of this Agreement or the Bank Loan Documents entered into when the advance was made; and

(v)           MBPI or the Authority shall retain its interest in the title (and any lease) to all Enterprise assets, including all fixtures, supplies and equipment, subject to the rights of MPM under the Security and Reimbursement Agreement and subject to any requirements of financing arrangements.

Except to the extent required by the Bank Loan Documents, nothing in this Section 10.4 shall impair the rights of MPM (a) to fees, repayment or payments of all amounts otherwise due to MPM under this Agreement, including but not limited to the Management Fee, and unpaid principal and interest on all monies loaned to MPI whether pursuant to this Agreement or otherwise as if this Agreement had not been terminated, and (b) to retain all fees previously paid to MPM by MBPI.

10.5                        MPM’s Right to Terminate Agreement. MPM may terminate this Agreement by written notice effective upon receipt if:

(i)            Any MBPI, State or Federal authority where approval is required fails to approve this Agreement or otherwise objects to the performance by MPM of any obligation imposed on it under this Agreement.

(ii)           MPM has been notified by any regulatory agency that the performance by it of any obligation imposed by this Agreement will jeopardize the retention of any license, or approvals granted thereunder held by MPM or any of its Affiliates in other jurisdictions, and MBPI refuses to allow MPM to immediately rectify any such complaint.

(iii)          MPM has reason to believe that the performance by it, MBPI or the Authority of any obligation imposed under this Agreement may reasonably be expected to result in the breach of any Legal Requirement and the parties have been unable to agree upon waiver of such performance with ten (10) days written notice by MPM.

(iv)                              Through its own actions, MBPI or the Authority fails to make any payment to MPM when due within the time specified in this Agreement and a grace period of ten (10) days following written notice.

10.6                        MBPI’s Right to Terminate Agreement. MBPI or the Authority may terminate this Agreement by written notice effective upon receipt if:

(i)                                     Any Federal or State authority, where approval is required, fails to approve this Agreement or otherwise objects to the performance by MPM of any obligation imposed on it under this Agreement and MPM has not cured the circumstances giving rise to the failure to approve the objection with one hundred twenty (120) days.

(ii)                                  MBPI or the Authority has reason to believe that the performance by it or MPM of any obligation imposed under this Agreement may reasonably be expected to result in the breach of any Legal Requirement and the parties have been unable to agree upon waiver of such performance within ten (10) days of written notice given by MBPI and the Authority.

(iii)                               MPM fails to make any payment to MBPI or the Authority when due, including but not limited to any Monthly Distribution Payment or any Minimum Guaranteed Monthly Payment to MBPI within the time specified in this Agreement and a grace period of ten (10) days.

(iv)                              The Commencement Date has not occurred within thirty-six months after the Effective Date.

(v)                                 MPM reasonably concludes that the Gaming Facility is not commercially feasible.

10.7                        Consequences of MPM’s Breach. In the event of the termination of this Agreement by MBPI for cause under Section 10.3, MPM shall not prospectively from the date of termination, except as provided in Section 10.3, have the right to its Management Fee from the Enterprise, but such termination shall not affect MPM’s right relating to recoupment and reimbursement of monies owed to MPM and/or MPM’s Affiliates under this Agreement, the Loan Agreement, the Note or any other agreements entered pursuant hereto. Any Net Revenues accruing through the date of termination shall be distributed in accordance with Section 6 of this Agreement. MPM specifically acknowledges and agrees that there may be irreparable harm, to MBPI and that damages will be difficult to determine if the MPM commits a Material Breach and the MPM therefore further acknowledges that an injunction and/or other equitable relief may be an appropriate remedy for any such breach.

10.8                        Consequences of MBPI’s Breach. In the event of termination of this Agreement by MPM for cause under Section 10.3, MPM shall not be required to perform any further services under this Agreement and MBPI shall indemnify and hold MPM harmless against all liabilities of any nature whatsoever relating to the Enterprise, but only insofar as these liabilities result from acts within the control of MBPI or its agents or created by the termination of this Agreement. The Parties acknowledge and agree that termination of this Agreement may not be a sufficient or appropriate remedy for breach by MBPI or the Authority, and further agree that pursuant to the other provision of this Agreement as are provided in Section 16 of this Agreement, MPM shall, upon breach of this Agreement by MBPI or the Authority, have the right to pursue such remedies, including, without limitation, specifically actions to require payment of the Management Fee pursuant to Section 6 for a term equal to the then remaining term of this Agreement at the percentage of Net Revenues specified in Section 6. Each of MBPI and the Authority specifically acknowledges and agrees that there may be irreparable harm to MPM and that damages will be difficult to determine if MBPI commits a material breach, and each of the Authority and MBPI therefore further acknowledges that an injunction and/or other equitable relief may be an appropriate remedy for any such breach. In any event, MPM shall have the right to its Management Fee accruing through the date of termination as provided in Section 6 of this Agreement, and to the repayment of unpaid principal and interest and other amounts due under any loans to MBPI or the Authority.

10.9                        Notice and Opportunity to Cure. Except where MBPI’s Gaming Ordinance or MBPI’s Gaming Commission’s regulations provide for an emergency and immediate termination of the Manager’s license, MBPI will give MPM notice of any alleged violation of MBPI’s Gaming Ordinance by MPM and thirty (30) days opportunity to cure before the MBPI Gaming Commission may take any action based on such alleged violation.

11.                               Conclusion of the Management Term. Upon the conclusion or the termination of this Agreement, MPM shall have the following rights and obligations:

11.1                        Transition. MPM shall take reasonable steps for the orderly transition of management of the Enterprise to MBPI or its designee pursuant to a transition plan as described in Section 17.1 of this Agreement; such transition period shall be for a reasonable period but not less than thirty (30) days.

11.2                        Undistributed Net Revenues. If the Enterprise has accrued Net Revenues which have not been distributed under Section 6 of this Agreement, MPM shall receive that Management Fee equal to that Management Fee it would have received had the distribution occurred during the term of the Management Agreement.

12.                               Consents and Approvals.

12.1                        MBPI. Where approval or consent or other action of MBPI is required, such approval shall mean the written approval of the Tribal Council evidenced by a resolution thereof, certified by a MBPI official as having been duly adopted, or, if provided by resolution of the Tribal Council, the approval of the MBPI Gaming Commission or such other person or entity designated by resolution of the Tribal Council. Any such approval, consent or action shall not be unreasonably withheld or delayed; provided that the foregoing does not apply where a specific provision of this Agreement expressly allows MBPI an absolute right to deny approval or consent or withhold action.

12.2                        MPM. Where approval or consent or other action of MPM is required, such approval shall the written approval of MPM’s duly authorized member(s). Any such approval, consent or other action shall not be unreasonably withheld or delayed.

13.                               Disclosures.

13.1                        Members. MPM warrants and represents that as of the date of this Agreement its members are those listed on Exhibit B.

13.2                        Warranties. MPM further warrants and represents as follows:

(i)                                     no person or entity has any beneficial ownership interest in MPM other than those persons and entities listed on Exhibit B (collectively, the “Current MPM Owners”); provided, however, that any change in ownership interest in MPM other than changes among the Current MPM Owners or changes resulting from a Relative of the Current MPM Owners acquiring an ownership interest in MPM, must be approved by MBPI, and such approval shall not be unreasonably withheld; and

(ii)                                  no officer, member or owner of five percent (5%) or more of the stock of MPM has been arrested, indicted for, convicted of, or pleaded nolo contendere to any felony or any gaming offense, or had any association with individuals or entities known to be connected with organized crime; and

(iii)                               and no person or entity listed on Exhibit B to this Agreement, including any officers and members of MPM, has been arrested, indicted for, convicted of, or pleaded nolo contendere to any felony or any gaming offense, or had any association with individuals or entities known to be connected with organized crime.

13.3                        Criminal and Credit Investigation. MPM agrees that all of its shareholders, members and officers (whether or not involved in the Enterprise) shall:

(i)                                     consent to background investigations to be conducted by the NIGC, the State, the Federal Bureau of Investigation (the “FBI”), or any other law enforcement or gaming commission to the extent required by the IGRA and if applicable, the Compact;

(ii)                                  be subject to Licensing requirements in accordance with MBPI law and this Agreement;

(iii)                               consent to a background, criminal and credit investigation to be conducted by or for the NIGC, if required;

(iv)                              consent to a financial and credit investigation to be conducted by a credit reporting or investigation agency at the request of MBPI;

(v)                                 cooperate fully with such investigations; and

(vi)                              disclose any information requested by MBPI which would facilitate the background and financial investigation.

Any materially false or deceptive disclosures or failure to cooperate fully with such investigations by an employee of MPM or an employee of MBPI shall result in the immediate dismissal of such employee. The results of any such investigation may be disclosed by MBPI to federal officials and to such other regulatory authorities as required by law.

13.4                        Disclosure Amendments. MPM agrees that whenever there is within the meaning of 25 CFR Part 502 and Part 537, et. seq.: (i) any material change in the information disclosed pursuant to this Section 13, (ii) any change in the person or entity responsible for the management contract, (iii) any change in a person who is a director of a corporation that is a party to the management contract; (iv) any change in the ten (10) persons or entities who have the greatest direct or indirect financial interest in the management contract; or (v) any change in any other person or entity with a direct or indirect financial interest in the management contract otherwise designated by the NIGC, it shall notify MBPI of such change not later than thirty (30) days following the change or within ten (10) days after it becomes aware of such change, whichever is later. In the event a material change in the information disclosed pursuant to this Section 13.4 requires MPM to submit additional background information to the NIGC, MPM shall do so in sufficient time to permit the NIGC to complete its background investigation by the time the individual is to assume management responsibility for or the management contractor is to begin managing the gaming operation, and within ten (10) days of any proposed change in financial interest. All of the warranties and agreements contained in this Section 13 shall apply to any person or entity that would be listed in this Section 13 as a result of such changes.

13.5                        Breach of MPM’s Warranties and Agreements. The Material Breach of any warranty or agreement of MPM contained in this Section 13 shall be grounds for immediate termination of this Agreement, provided that (a) if a breach of the warranty contained in clause (ii) of Section 13.2 is discovered, and such breach was not disclosed by any background check conducted by the NIGC or the FBI as part of the NIGC’s or other federal approval of this Agreement, or was discovered by the FBI investigation but all officers and members of MPM sign sworn affidavits that they had no knowledge of such breach, then MPM shall have thirty (30) days after notice from MBPI to terminate the interest of the offending person or entity and, if such termination takes place, this Agreement shall remain in full force and effect; and (b) if a breach relates to a failure to update changes in financial position or additional gaming related activities, then MPM shall have thirty (30) days after notice from MBPI to cure such default prior to termination; provided, however, that if any officer or member of MPM is convicted or any criminal or fraudulent infractions, MPM shall ensure that such person is immediately removed from any management of the Enterprise or management responsibility for this Agreement.

14.                               [Intentionally Omitted.]

15.                               No Present Lien, Lease or Joint Venture. The Parties agree and expressly warrant that neither the Management Agreement nor any exhibit thereto is a mortgage or lease and, consequently, does not convey any present interest whatsoever in the Facility or the Property, nor any proprietary interest in the Enterprise itself. The parties further agree and acknowledge that it is not their intent and that this Agreement shall not be construed to create a joint venture between

MBPI and MPM rather, MPM shall be deemed to be an independent contractor for all purposes hereunder.

16.                               Dispute Resolution.

16.1                        General. The parties agree that binding arbitration pursuant to this Section 16 shall be the sole remedy for any and all disputes, controversies and claims arising out of this Agreement and any documents or agreements referenced by any of these documents. The parties intend that such arbitration shall provide final and binding resolution of any dispute, and that action in any other forum shall be brought only if necessary to compel arbitration, or to enforce an arbitration award or order. Notwithstanding the forgoing, the arbitrator shall not have the power to compel, negate, assume, usurp or in any manner affect any Governmental Action; however, the arbitrator may award damages if the Governmental Action constitutes a breach of this Agreement.

(i)                                     Each party agrees that it will use its best efforts to negotiate an amicable resolution of any dispute between MPM and MBPI or the Authority arising from this Agreement. If the Parties are unable to negotiate an amicable resolution of a dispute within fourteen (14) days from the date of notice of the dispute pursuant to the notice section of this Agreement, or such other period as the parties mutually agree in writing, any party may refer the matter to arbitration as provided herein.

(ii)                                  MBPI’s or the Authority’s election to terminate this Agreement is, however, final and conclusive and not subject to dispute resolution between the Parties, but only if the NIGC makes a final, non-appealable determination that MPM is not suitable to hold a license. The parties recognize that minor revisions of contracts before the NIGC is routine, and an NIGC notice requesting revisions to this Agreement shall not be grounds for termination by MBPI unless MPM refuses to make the changes necessary to obtain NIGC approval.

16.2                        Arbitration, Initiation of Arbitration and Selection of Arbitrators. Arbitration shall be initiated by written notice by one party to the other pursuant to the notice section of this Agreement, and the Commercial Arbitration Rules of the American Arbitration Association shall thereafter apply. The arbitrators shall have the power to grant equitable and injunctive relief and specific performance as provided in this Agreement. If necessary, orders to compel arbitration or enforce an arbitration award may be sought before the United States District Court for the Western District of Michigan and any federal court having appellate jurisdiction over said court. If the United States District Court for the Western District of Michigan finds that it lacks jurisdiction, MBPI consents to be sued in the Michigan State Court system. This consent to State Court jurisdiction shall only apply if MPM argues for the jurisdiction of the federal court over said matter. The arbitrators shall be selected pursuant to the Commercial Arbitration Rules of the American Arbitration Association.

(i)                                     Choice of Law. In determining any matter the Arbitrator shall apply the terms of this Agreement, without adding to, modifying or changing the terms in any respect, and shall apply Michigan law.

(ii)                                  Place of Hearing. All arbitration hearings shall be held at a place designated by the arbitrator in Southfield, Michigan.

(iii)                               Confidentiality. The parties and the arbitrator shall maintain strict confidentiality with respect to arbitration.

16.3                        Limited Waiver of Sovereign Immunity. MBPI, on behalf of itself and its Affiliates (including the Authority), expressly and irrevocably waives its and their sovereign immunity (and any defense based thereon) from suit as provided for, and limited by, this Section. This waiver is limited to actions only arising out of or relating to this Agreement or the MBPI Gaming Ordinance, or any rules, actions or decisions of the Tribe, the Tribal Council or the Business Board. This waiver is further limited to MBPI’s consent to all arbitration proceedings, and actions to compel arbitration and to enforce any awards or orders issuing from such arbitration proceedings which are sought solely in United States District Courts or the federal appellate courts, provided that if the United States District Courts find that they lack jurisdiction, MBPI consents to such actions in the Michigan State Court system. MBPI hereby waives any requirement of exhaustion of tribal remedies. This consent to State Court jurisdiction shall only apply if MPM argues for the jurisdiction of the federal court over said matter. The arbitrators shall not have the power to award punitive damages.

(i)                                     Time Period. The waiver granted herein shall commence as of the Effective Date and shall continue for one year following expiration of any rights conferred or created by this Agreement or, termination or cancellation of this Agreement, or termination of the Enterprise whichever is earlier, but shall remain effective for the duration of any arbitration, litigation or dispute resolution proceedings then pending, and all appeals to the full satisfaction of any awards or judgments which may issue from such proceedings, provided that an action to collect such judgments has been filed within one year of the date of the final judgement.

(ii)                                  Recipient of Waiver. This limited waiver is granted only to MPM and its Affiliates and their successors and assigns, and to those individuals and entities providing financial assistance to the Enterprise and its permitted assigns and not to any other individual or entity.

(iii)                               Limitations of Actions. This limited waiver is specifically limited to the following actions and judicial remedies:

(a)                                 Damages. The enforcement of an arbitrator’s award of money damages provided that the waiver does not extend beyond the assets specified in Subsection (g) of this Section. No arbitrator or court shall have any authority or jurisdiction to order execution of any assets or revenues of MBPI except as provided in this Section or to award any punitive damages against MBPI.

(b)                                 Consents and Approvals. The enforcement of a determination by an arbitrator that MBPI’s consent or approval has been unreasonably withheld contrary to the terms of this Agreement.

(c)                                  Injunctive Relief and Specific Performance. The enforcement of a determination by an arbitrator that prohibits MBPI from taking any action that would prevent MPM from operating the Enterprise pursuant to the terms of this Agreement, or that requires MBPI to specifically perform any obligation under this Agreement (other than an obligation to pay money which is protected by the provisions of Section 16.3(g) below.)

(d)                                 Action to Compel Arbitration. An action to compel or enforce arbitration or arbitration awards or orders pursuant to this Section.

(e)                                  Service of Process. In any litigation or arbitration service of process on MBPI shall be effective if made by certified mail return receipt requested to the Chairperson of MBPI at the address set forth in Section 8.2 of this Agreement.

(f)                                   Enforcement. If enforcement of a judicial order or arbitration award becomes necessary by reason of failure of one or both parties to voluntarily comply, the Parties agree that the matter may be resolved by entry of judgment on the award and enforcement as described herein. Without in any way limiting or expanding the provisions of this Section, MBPI expressly authorizes any governmental authorities which may lawfully exercise the right and duty to take any action authorized or ordered by any court to whom its sovereign immunity is waived pursuant to this Section, including without limitation, entering the Property and Facility for the purpose of executing against any property subject to a security interest or otherwise giving effect to any judgment property entered pursuant to this Section; provided, however, that in no instances shall any enforcement of any kind whatsoever be allowed against any assets of MBPI other than the limited assets of MBPI specified in Subsection (g) below.

(g)                                  Limitation Upon Enforcement. Damages awarded against MBPI or the Enterprise shall be satisfied solely from the distributable share of Total Net Revenues of MBPI from the Enterprise, the Net Revenues of any other Tribal business on the Property, the Net Revenues of any future gaming business of any kind which is operated by or for MBPI, whether or not operated under this Agreement and any personal property used in connection with such Enterprise; provided, however, that this limited waiver of sovereign immunity shall terminate with respect to the collection of any Net Revenues transferred from the accounts of the

Enterprise to MBPI or MBPI’s bank account in the normal course of business. In no instances shall any enforcement of any kind whatsoever be allowed against any asset of MBPI other than those specified in this subsection.

16.4                        Performance During Disputes. Except where an Arbitrator or the NIGC concludes that operation by MPM would violate applicable law or endanger the integrity of gaming, it is mutually agreed that during any kind of controversy, claim disagreement or dispute, including a dispute as to the validity of this Agreement, MPM shall continue to possess the rights, duties, and obligations set forth in this Agreement, and MBPI, the Authority and MPM shall continue their performance of the provisions of this Agreement and its exhibits; provided, however, that MPM’s right of access to and presence in the Facility shall cease upon any revocation of the Manager’s gaming license, except that MPM shall have the temporary right to access the Facility and the Property for the limited purpose of recovering its books, records and personal property. MPM shall and MBPI agree that the Enterprise Bank Accounts shall not be subject to attachment or rights of deduction or set off or counterclaim by either party. MPM and MBPI and the Authority shall each be entitled to injunctive relief from a civil court or other competent authority to maintain such rights, duties, and obligations in the event of a threatened eviction during any dispute, controversy, claim or disagreement arising out of this Agreement.

17.                               Intent to Negotiate New Agreement. On or before thirty (30) days after the last year of this Agreement, MBPI shall give MPM notice of its intent regarding its willingness to enter into negotiations for a new management agreement to be effective upon the conclusion of this Agreement.

17.1                        Transition Plan. If MBPI and MPM are unable to agree to the terms of a new agreement or if MBPI decides not to enter into negotiations for a new management agreement, then MBPI and MPM shall agree upon a transition plan within thirty (30) days notice from MBPI of its intention not to negotiate a new management agreement including a computer transition plan, which plan shall be sufficient to allow MBPI to operate the Enterprise and provide for the orderly transition of the Enterprise.

18.                               Entire Agreement; Amendment of Schedules and Exhibits. This Agreement, including the Schedules and Exhibits referred to herein constitute the entirety of the Agreement among the parties and supersedes all other prior agreements and understandings, written or oral, between the Parties.

19.                               Government Savings Clause. Each of the Parties agrees to execute, deliver and, if necessary, record any and all additional instruments certifications amendments, modifications and other documents as may be required by the United States Department of the Interior, BIA, the NIGC, the office of the Field Solicitor, or any applicable statute, rule or regulation in order to effectuate, complete, perfect, continue or preserve the respective rights, obligations, liens and interests of the parties hereto to the fullest extent permitted by law, provided, that any such additional instrument certification, amendment, modification or other document shall not materially change the respective rights, remedies or obligations of MBPI or MPM under this Agreement or any other agreement or document related hereto.

20.                               Preparation of Agreement. This Agreement was drafted and entered into after careful review and upon the advice of competent counsel; it shall not be construed more strongly for or against either Party.

21.                               Standard of Reasonableness. Unless specifically provided otherwise, all provisions of this Agreement and all Collateral Agreements shall be governed by a standard of reasonableness.

22.                               Execution. This Agreement may be executed in counterparts. This Agreement shall be deemed “executed” and shall be binding upon both Parties when property executed and approved by the Chairman of the NIGC.

23.                               Tribal Court. MBPI covenants that (i) no Party to this Agreement shall be required to commence or pursue any proceeding with respect to any dispute arising under this Agreement in such Tribal Court, (ii) such Tribal Court shall be obligated to compel arbitration among the parties to any such dispute, without review of any nature by such Tribal Court, and (iii) such Tribal Court shall be obligated to honor and enforce any award by any arbitration, without review of any nature by such Tribal Court.

24.                               Force Majeure. No Party shall be in default in performing any of its obligations hereunder if such failure to perform is due to causes beyond its reasonable control, including acts of God, war, fires, floods or accidents causing damage to or destruction of the Facility or property necessary to operate the Facility, or any other causes, contingencies or circumstances not subject to its reasonable control which prevent or hinder performance of this Agreement; provided, however, that the foregoing shall not excuse any obligations of MBPI to make monetary payments to MPM as and when required hereunder or in any related document or agreement.

25.                               Agreements as Tribal Law. MBPI shall adopt a resolution (the “MPBI Resolution”) reciting that it is the governing law of MBPI that the Management Agreement, Development Agreement and the exhibited documents attached thereto are the legal and binding obligations of MBPI which are valid and enforceable in accordance with their terms.

26.                               [Intentionally Omitted.]

27.                               Non-Impairment of Agreements. Neither MBPI nor any of its Affiliates or officials, shall, directly or indirectly, take any action (including Governmental Action), enter into any agreements, seek amendment of the Tribe’s Constitution or enact or amend any law, rule or regulation that would prejudice or have a material adverse affect on the rights of MPM under this

Agreement, Development Agreement and the exhibited documents attached thereto. Any such action or attempted action shall be void ab initio.

[signature page to follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

MATCH-E-BE-NASH-SHE-WISH BAND OF POTTAWATOMI INDIANS OF MICHIGAN and

GUN LAKE TRIBAL GAMING AUTHORITY

	By:	/s/ D. K Sprague
D. K Sprague, Chairman

MPM ENTERPRISES, L.L.C.

	By:	/s/ Scott M Nielson
Scott M Nielson, Manager

Approved pursuant to 25 U.S.C. § 2711
Approved pursuant to 25 U.S.C. § 81

NATIONAL INDIAN GAMING COMMISSION

By:	Date: